April 16, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of New Century Equity Holdings Corp. The Annual Meeting will be held Thursday, June 6, 2002, at 10:00 a.m. at The Dominion Country Club,
1 Dominion Drive, San Antonio, Texas.

This year, you are being asked to act upon the election of two Directors. These matters are discussed in greater detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Regardless of the number of shares you own and whether or not you expect to be present at the meeting, please mark, sign, date and promptly return the enclosed Proxy Card in the envelope provided. Returning the Proxy Card will not deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your Proxy and vote your own shares.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in our Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Parris H. Holmes, Jr.
Chairman of the Board and
Chief Executive Officer

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you plan to be present, please mark, sign, date, and return the enclosed Proxy card at your earliest convenience in the envelope provided, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote either in person or by your proxy.

ii

10101 Reunion Place, Suite 450 San Antonio, Texas 78216 (210) 302-0444

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of New Century Equity Holdings Corp. will be held on Thursday, June 6, 2002, at 10:00 a.m., Central Time, at The Dominion Country Club, 1 Dominion Drive, San Antonio, Texas, to consider and vote on the following matters described in the accompanied Proxy Statement:

(1)	To elect two (2) Directors to hold office until the 2005 Annual Meeting of Stockholders; and

(2)	To consider and act upon any other matter that may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors of the Company is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     The Board of Directors of the Company has fixed the close of business on April 8, 2002, as the Record Date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open for the examination of any stockholder for any purpose germane to the Annual Meeting during this time. The list will be produced at the time and place of the Annual Meeting and will be open during the whole time thereof.

By Order of the Board of Directors, David P. Tusa Corporate Secretary

April 16, 2002 iii

NEW CENTURY EQUITY HOLDINGS CORP.
10101 Reunion Place, Suite 450
San Antonio, Texas 78216

PROXY STATEMENT

     This Proxy Statement is being provided to the stockholders of New Century Equity Holdings Corp., a Delaware corporation (the “Company” or “New Century”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 6, 2002 and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Annual Meeting will be voted.

     The securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock, $0.01 par value (the “Common Stock”). At the close of business on April 8, 2002, (the “Record Date”), there were outstanding and entitled to vote 34,216,620 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share.

     In addition to fiscal 2001, this Proxy Statement includes information from October 1, 2000 to December 31, 2000 (the “Transitional Quarter of 2000”), which represents the three-month transitional period between fiscal years 2000 and 2001.

     The Annual Report to Stockholders for the year ended December 31, 2001 has been or is being furnished with this Proxy Statement, which is being mailed on or about May 1, 2002, to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders and the Appendix hereto do not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES

Your Vote is Very Important

     Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. Your prompt voting may save us the expense of a second mailing.

Revoking Your Proxy

     If the enclosed Proxy is executed and returned, it may nevertheless be revoked by a later-dated Proxy or by written notice filed with the Secretary at the Company’s executive offices at any time before the shares are voted at the Annual Meeting. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company’s executive offices are located at 10101 Reunion Place, Suite 450, San Antonio,
Texas 78216.

Abstentions

     Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be counted toward the calculation of a quorum but will have no effect on the voting outcome of a proposal.

Other Business

     Properly executed proxies received in time for the Annual Meeting will be voted. Stockholders are urged to specify their choices on the Proxy, but if no choice is specified, eligible shares will be voted FOR the election of the nominees for the Directors named herein. At the date of this Proxy Statement, management of the Company knows of no other matters that are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed Proxy will have discretionary authority to vote such Proxy in accordance with their best judgment on such matters.

     The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, is required for the election of the directors and for any other matters that may properly come before the Annual Meeting or any adjournment thereof.

Attendance at the Annual Meeting

     If you are a stockholder of record who plans to attend the Annual Meeting, please mark the appropriate box on your Proxy Card. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to New Century Equity Holdings Corp., Investor Relations, 10101 Reunion Place, Suite 450, San Antonio, Texas 78216 and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

MATTERS TO COME BEFORE THE ANNUAL MEETING

Proposal 1:    Election of Two Directors

     The Company’s Certificate of Incorporation and Amended and Restated Bylaws, provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. Directors are divided into three classes. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every annual meeting.

     The Board of Directors has nominated two persons for election as Directors in the class whose term of office will expire at the Company’s 2005 Annual Meeting of Stockholders or until his successor is elected and qualified. The nominees are Parris H. Holmes, Jr. and Justin L. Ferrero.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2005

     Parris H. Holmes, Jr. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. (“USLD”), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. In January 2002, Mr. Holmes was appointed as Chairman of the Board of Princeton eCom, a leading application service provider for electronic and Internet bill presentment and payment solutions. Mr. Holmes also serves as a Director of Sharps Compliance Corp., a provider of mail-back sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. Mr. Holmes served on the Board of Tanisys Technologies, Inc., but resigned as Chairman of the Board in January 2002.

     Justin L. Ferrero has served as a Director of New Century since June 2001. He has served as a Director of Clique Capital, a venture capital fund focused primarily on healthcare and technology, since January 2000. Mr. Ferrero also serves on the Board of Directors of Tanisys Technology, Inc., a developer and marketer of semiconductor testing equipment. Mr. Ferrero served as an Associate for Conseco Private Capital, the Merchant Bank division of Conseco, Inc., from 1997 to 1999. Conseco Private Capital has a generalist focus making growth capital investments in telecommunications, manufacturing, technology and real estate.

     It is the intention of the persons named in the enclosed Proxy to vote such Proxy for the election of the nominees. Management of the Company does not contemplate that such nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, Proxies that do not withhold authority to vote for the Director, will be voted for another nominee in accordance with the best judgment of the person or persons appointed to vote the Proxy.

     The enclosed Proxy provides a means for the holders of Common Stock to vote for the nominees listed therein or to withhold authority to vote for such nominees. Each properly executed Proxy received in time for the Annual Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed Proxy how the shares represented by his or her Proxy are to be voted, such shares shall be voted for the nominee listed therein or for another nominee as provided above. If the director nominee receives a plurality of the votes cast at the Annual Meeting, he will be elected as a director. Abstentions and broker non-votes will not be treated as a vote for or against the director nominee and will not affect the outcome of the election.

     The Company’s Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors other than by or at the direction of the Company’s Board of Directors (the “Nomination Procedure”). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Company’s Board of Directors, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting, at which directors are to be elected, will be eligible for election as directors. To be timely, notice must be received by the Company (i) in the case of an Annual Meeting, not less than 90 days prior to the Annual Meeting, or (ii) in the case of a special meeting, not later than the seventh day following the day on which notice of such meeting is first given to stockholders.

     Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including business and residence addresses, a representation that the stockholder is a holder of record of stock of the Company, entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made, such other information regarding each nominee as would be required pursuant to the Proxy Rules of the Commission had the nominee been nominated by the Company’s Board of Directors, the consent of such nominee to be nominated and such other information as would be required to be included in a Proxy Statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. If the Chairman or other Officer presiding at the meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Nothing in the Nomination Procedure will preclude discussion by any stockholder of any nomination properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
THE INDIVIDUALS NOMINATED FOR ELECTION AS DIRECTORS

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is information with respect to the Executive Officers of the Company as of April 8, 2002. The Executive Officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two Directors or Executive Officers.

Name	Age	Position
Parris H. Holmes, Jr.	58	Chairman of the Board and Chief Executive Officer

David P. Tusa	41	Executive Vice President, Chief Financial Officer and Corporate Secretary

J. Stephen Barley	45	Director(1)(2)

Gary D. Becker	42	Director(1)(2)

C. Lee Cooke, Jr.	57	Director(2)

Justin L. Ferrero	28	Director(1)

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee

     Parris H. Holmes, Jr. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of USLD Communications Corp., formerly U.S. Long Distance Corp. (“USLD”), from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. In January 2002, Mr. Holmes was appointed as Chairman of the Board of Princeton eCom, a leading application service provider for electronic and Internet bill presentment and payment solutions. Mr. Holmes also serves as a Director of Sharps Compliance Corp., a provider of mail-back sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. Mr. Holmes served on the Board of Tanisys Technologies, Inc., but resigned as Chairman of the Board in January 2002.

     J. Stephen Barley has served as a Director of the Company since December 2000. Mr. Barley has been President of C.H.M. Consulting Inc., a private holdings company based in British Columbia, Canada, providing business advice and financing to emerging technology companies, since September 1998. Mr. Barley is presently serving as a Director for NetDriven Solutions, Inc., a fully managed data storage service provider headquartered in Canada since March 2001, and has served as President of Tuscany Minerals Ltd., a junior mining company listed on Nasdaq since October 2000. Mr. Barley was a securities and corporate finance lawyer with the law firm O’Neill & Company in Vancouver, British Columbia from 1984 to 1997, where he was a partner from 1987 to 1997.

     Gary D. Becker was appointed as a Director of the Company in May 2001. He served as Chairman and CEO of PACE Motor Sports, a subsidiary of PACE Entertainment, which was acquired by SFX Entertainment in 1998 and subsequently acquired by Clear Channel Communications in 2000. Mr. Becker served on the Board of Directors of U.S. Long Distance from September 1986 to August 1996. He currently serves as President of the Houston Children’s Charity, which supports over 40 children’s agencies in the Houston, Texas area.

     C. Lee Cooke, Jr. has served as a Director of the Company since May 1996 and was a Director of U.S. Long Distance from February 1991 until July 1996. Since September 1991, he has been President of Habitek International, Inc., d/b/a U.S. Medical Systems, Inc, a biomedical company. Mr. Cooke was appointed Chairman of the Board for Tanisys Technology, Inc. (“Tanisys”), a developer and marketer of semiconductor testing equipment in February 2002 and appointed as Chief Executive Officer in March 2002. He served as an Advisor to the Board of Tanisys from July 2001 to February 2002. Since July 1998, Mr. Cooke has served as a Director of Sharps Compliance Corp., a provider of mail-back sharps disposal services and a Director of the Staubach Group, CTLLC, a real estate representation company, from October 2000. He was President and Chief Executive Officer of CUville, Inc., d/b/a good2CU.com, from 1999 until 2000 and served as Chief Executive Officer of The Greater Austin Chamber of Commerce from 1983 to 1987. From 1972 to 1983 he served in various management roles at Texas Instruments. From 1988 to 1991 he served in the elected position as Mayor of Austin, Texas.

     Justin L. Ferrero has served as a Director of New Century since June 2001. He has served as a Director of Clique Capital, a venture capital fund focused primarily on healthcare and technology, since January 2000. Mr. Ferrero also serves on the Board of Directors of Tanisys Technology, Inc., a developer and marketer of semiconductor testing equipment. Mr. Ferrero served as an Associate for Conseco Private Capital, the Merchant Bank division of Conseco, Inc., from 1997 to 1999. Conseco Private Capital has a generalist focus making growth capital investments in telecommunications, manufacturing, technology and real estate.

     David P. Tusa, CPA, Executive Vice President, Chief Financial Officer and Corporate Secretary joined the Company in August 1999. Prior to joining the Company, Mr. Tusa was Executive Vice President and Chief Financial Officer of U.S. Legal Support, Inc., a provider of litigation support services with over 36 offices in seven states, from September 1997 to August 1999. Prior to this, Mr. Tusa served as Senior Vice President and Chief Financial Officer of Serv-Tech, Inc., a $300 million publicly held provider of specialty services to industrial customers in multiple industries, from April 1994 through August 1997. Additionally, Mr. Tusa was with CRSS, Inc. a $600 million publicly held diversified services company, from May 1990 through April 1994. Mr. Tusa is currently serving on the Board of Directors of Tanisys Technology, Inc., a developer and marketer of semiconductor testing equipment; Princeton eCom, a leading application service provider for electronic and Internet bill presentment and payment solutions; Microbilt Corporation, a leader in credit bureau data access and retrieval; and is a Board Advisor of Sharps Compliance Corp., a provider of mail-back sharps disposal services for certain types of medical sharps (needles, syringes and razors) products.

Meetings and Committees of the Board of Directors

     The Board of Directors held four regular meetings, eight special meetings and took action on 10 occasions by unanimous written consent during fiscal year 2001. The Compensation Committee met two times and the Audit Committee met three times. Each of the Directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

     The business of the Company is managed under the direction of its Board of Directors. The Board of Directors has the following committees:    Audit and Compensation. Membership and principal responsibilities of the Board committees are described below.

     The Audit Committee is comprised of certain Directors who are not employees of the Company or any of its subsidiaries. Messrs. Barley (Chairman), Becker and Ferrero are the current members of the Audit Committee. The Audit Committee meets with the independent auditors and management representatives, recommends to the Board of Directors appointment of independent auditors, approves the scope of audits and other services to be performed by the independent auditors, considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the auditors and reviews the results of audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa.

     The Compensation Committee is comprised of certain Directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke (Chairman), Barley and Becker are the current members of the Compensation Committee. The Compensation Committee’s functions include recommendations on policies and procedures relating to compensation and various employee stock and other benefit plans and approval of individual salary adjustments and stock awards.

Compensation of Directors

     A total of 1,300,000 shares of Common Stock are subject to the Company’s 1996 Non-Employee Director Plan (the “Director Plan”). Pursuant to the terms of the Director Plan, upon election and re-election to the Board of Directors, each eligible Director is granted an option to purchase 30,000 shares of Common Stock effective as of the date of such election or re-election, with vesting over a three-year period. In addition, each Director receives an annual stock option grant of 10,000 shares, vesting one year from the date of grant. However, for each quarterly meeting of the Board of Directors a Director fails to attend, such Director forfeits the rights to purchase 2,500 shares subject to such option. Upon election as a Chairman of the Audit or Compensation Committee, each such Director receives 30,000 shares, vesting over a three-year period. In addition, the Company may grant discretionary options under the Director Plan.

Compensation Committee Interlocks and Insider Participation

     Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer, also served as Chairman of the Board of Tanisys Technology, Inc. (“Tanisys”). In August 2002, the Company appointed David P. Tusa and Justin L. Ferrero to the Board of Tanisys. In February 2002, upon the resignation of Mr. Holmes as Chairman of the Board of Tanisys, C. Lee Cooke, Jr. became Chairman of the Board. Mr. Cooke was then appointed at Chief Executive Officer in March 2002.

     Mr. Holmes also serves as Chairman of the Board of Princeton eCom Corp. (“Princeton”). In December 2001, the Company also appointed Mr. Tusa to the Board of Princeton.

     Mr. Holmes and Mr. Cooke serve on the Board of Sharps Compliance Corp. (“Sharps”) and Mr. Tusa serves as a Board Advisor to Sharps.

     Mr. Tusa serves on the Microbilt Corporation (“Microbilt”) Board of Directors.

Related Transactions

     On April 5, 2000, the Board of Directors approved a restricted stock grant to Mr. Holmes. The restricted stock consists of an equity interest in Princeton, equal to 2% of Princeton’s fully diluted shares. The restricted stock grant vests on April 30, 2003. The Company expenses the fair market value of the restricted stock grant over the three-year period ending April 30, 2003. The Company recognized $600,000, $150,000 and $300,000 during the year ended December 31, 2001, the Transitional Quarter of 2000 and the year ended September 30, 2000, respectively, as compensation expense related to the stock grant. The Company estimates it will recognize $600,000 as compensation expense related to the stock grant during the year ended December 31, 2002.

     During the year ended September 30, 1999, the Company entered into an agreement to guarantee the terms of Princeton’s lease for office space at 650 College Road, Princeton, New Jersey. Through December 2009, the payments remaining under the terms of the lease approximate $9.6 million. This guarantee terminates should Princeton raise $25.0 million of capital through an initial public offering. Subsequent to December 31, 2001, Princeton’s management has been in negotiations with the landlord of the office space to replace the Company’s guarantee with an alternate security. Although no assurances can be made, it is Princeton’s intention to provide sufficient security in order to eliminate the need for the Company’s guarantee. The Company does not believe it is probable that the lease guarantee will be exercised.

     During fiscal 2001, Mr. Cooke, a Director of the Company, was paid $163,000 for business and strategic consulting services related to Tanisys and FIData. In March 2002, Mr. Cooke was appointed and is presently serving as Chief Executive Officer and Chairman of the Board of Tanisys.

OWNERSHIP OF COMMON STOCK

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and stockholders holding more than 10%, are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations, that no other reports were required during the fiscal year ended December 31, 2001 and the Transitional Quarter of 2000, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were in compliance.

Security Ownership of Certain Beneficial Owners And Management

     The following table sets forth certain information known to the Company with respect to beneficial ownership as of April 8, 2002, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company’s Common Stock, (ii) each Director and nominee, (iii) the named Executive Officers, and (iv) all current Directors and Executive Officers as a group.

     As of April 8, 2002, 34,217,620 shares of the Company’s Common Stock were outstanding. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the “Commission”) to mean generally the power to vote to dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

     Information with respect to beneficial ownership of the Directors and named Executive Officers is based upon information furnished by each Director or Officer of the Company or contained in filings made with the Commission. With the exception of shares that may be acquired by employees pursuant to the 401(k) Retirement Plan, the amount of beneficial ownership includes shares subject to acquisition within 60 days of April 8, 2002 by such person or group.

Name	Amount and Nature of Beneficial Ownership		Percent of Class(1)
5% Stockholders
Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor	1,953,200	(2)	5.7%
Santa Monica, CA 90401-1038
Michael R. Smith
5302 Avenue Q	2,308,841	(3)	6.7%
Lubbock, TX 79412
Named Executive Officers and Directors
Parris H. Holmes, Jr.	2,374,176	(4)	6.9%
C. Lee Cooke, Jr.	409,616	(5)	1.2%
David P. Tusa	301,201	(6)	*
J. Stephen Barley	21,000	(7)	*
Gary D. Becker	0		*
Justin L. Ferrero	10,000	(8)	*
All executive officers and directors as a group	3,115,993	(9)	9.1%

*	Represents less than 1% of the issued and outstanding shares of Common Stock.
(1)	Based on a total of 34,217,620 shares of Common Stock issued and outstanding on April 8, 2002.
(2)	Based on information provided by The Nasdaq Stock Market, Inc. for record ownership as of December 31, 2001, the most recent date for which information is available to the Company.
(3)	Based on record ownership as of April 8, 2002.
(4)	Includes 1,342,085 shares that Mr. Holmes has the right to acquire upon the exercise of stock options, 357,707 options held by his spouse, 3,500 shares held in an individual retirement account and 50,319 shares held by his spouse in an individual retirement account.
(5)	Includes 403,656 shares that Mr. Cooke has the right to acquire upon the exercise of stock options and 5,960 shares that Mr. Cooke held in an individual retirement account.
(6)	Represents 282,501 shares that Mr. Tusa has the right to acquire upon exercise of stock options.
(7)	Represents 21,000 shares that Mr. Barley has the right to acquire upon exercise of stock options.
(8)	Represents 10,000 shares that Mr. Ferrero has the right to acquire upon exercise of stock options.
(9)	Includes 2,416,949 shares that the 6 Directors and Executive Officers have the right to acquire upon exercise of stock options and 59,779 shares held in individual retirement accounts at April 8, 2002.

7

AUDIT COMMITTEE REPORT

     General

     The Audit Committee consists of three Directors, each of whom is independent as defined in the listing standards of Nasdaq. A brief description of the responsibilities of the Committee is set forth above, under the heading “Committees of the Board of Directors”.

     The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2001 with management of the Company. The Audit Committee has discussed with Arthur Andersen LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, and has discussed with Arthur Andersen LLP its independence.

     Based on the review and the discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     Audit Fees

     The aggregate fees billed by Arthur Andersen LLP for professional services required for the audit of the Company’s annual financial statements and the review of the interim financial statements included in the Company’s Form 10-Q’s were approximately $154,000 and $12,000 for fiscal year 2001 and for the Transitional Quarter of 2000, respectively.

     All Other Fees

     The aggregate fees billed for additional services rendered by Arthur Andersen LLP in fiscal 2001, other than the services described above, were approximately $19,000 and $0, respectively. In engaging Arthur Andersen LLP for these additional services, the Audit Committee considered whether the provision of these services was compatible with maintaining Arthur Andersen LLP’s independence.

Audit Committee of the Board of Directors J. Stephen Barley, Chairman Gary D. Becker Justin L. Ferrero

8

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished the following report on the Company’s executive compensation policies. This report describes the Compensation Committee’s policies applicable to the compensation of the Company’s Executive Officers and provides specific information regarding the compensation of the Company’s Chief Executive Officer. (The information contained in this “Compensation Committee Report on Executive Compensation” shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

     The Compensation Committee currently is comprised of three outside Directors, Messrs. Cooke (Chairman), Barley and Becker, and administers and oversees all aspects of the Company’s Executive Compensation Policy and reports its determinations to the Board of Directors. The Compensation Committee’s overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of the Company’s compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

     Compensation Philosophy

     The Company’s executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company’s business, to offer executives appropriate incentives for accomplishment of the Company’s business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Compensation Committee believes the compensation policies should operate in support of these objectives and should emphasize a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.

     Elements of Compensation

     Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company’s compensation practices to a group of comparative companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

     The key elements of the Company’s executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

     Base Salary. Base salaries for executives are determined initially by evaluating the executive’s level of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

     Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive’s efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers and vendors and demonstrating leadership abilities among co-workers. Mr. Holmes received a base salary of $375,000 from the Company in fiscal 2001.

     Annual Incentive. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include Company performance versus expectations, as well as individual accomplishments. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company’s performance versus expectations and individual accomplishments require subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company’s development. Mr. Holmes did not receive an incentive payment from the Company for fiscal 2001 or during the Transitional Quarter of 2000.

     Long-Term Incentive. The Company’s long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Compensation Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company’s 1996 Employee Comprehensive Stock Plan, in the form of stock options and restricted stock awards and through the Company’s Executive Compensation Deferral Plan.

     In keeping with the Company’s commitment to provide a total compensation package that favors at-risk components to pay, long-term incentives comprise an appreciable portion of an executive’s total compensation package. When awarding long-term incentives, the Compensation Committee considers executives’ respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparative companies. Again, the Compensation Committee does not utilize formal mathematical formulae when determining the number of options and/or shares granted to executives.

     Restricted Stock

     Officers and full-time employees of the Company, including directors who are also full-time employees, are eligible for awards of restricted stock under the Employee Comprehensive Stock Plan (as hereinafter defined). The number of shares of Common Stock to be awarded to an employee and other terms of the award are determined by the Compensation Committee, which administers the Employee Comprehensive Stock Plan. Each award is evidenced by an agreement that sets forth the terms and conditions of the restricted stock granted, including the vesting schedule. The Employee Comprehensive Stock Plan provides for certain vesting upon death, permanent disability, retirement, termination for good reason by the employee and upon a change of control. The restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year but not greater than two years. The employee, as owner of the restricted stock, has all rights of a stockholder including voting rights and the right to receive cash dividends, if any. Mr. Holmes did not receive a restricted stock award from the Company in fiscal 2001 or during the Transitional Quarter of 2000.

     Stock Options

     Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. The design, focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company.

     During the Transitional Quarter of 2000, Mr. Holmes received an option to purchase 250,000 shares of Common Stock with an exercise price of $2.03 per share, vesting 25% on each of October 20, 2000, 2001, 2002 and 2003. In fiscal 2001, Mr. Holmes received an option to purchase 41,667 shares of Common Stock with an exercise price of $1.24 per share, vesting 25% on each of May 31, 2001, June 1, 2001, June 1, 2002 and June 1, 2003. Mr. Holmes also received an option to purchase 450,000 shares of Common Stock with an exercise price of $0.42 per share, vesting 25% on each of December 18, 2001, 2002, 2003, and 2004 and an option to purchase 450,000 shares of Common Stock with an exercise price of $0.42 per share, vesting 33% on each of December 18, 2001, 2002 and 2003. In determining the number of shares subject to the options granted to Mr. Holmes, the Committee considered numerous factors, including Mr. Holmes’ experience in leading growth businesses, his long-term dedication to the Company’s success and his present work plan to significantly increase the Company’s value. As of April 8, 2002, Mr. Holmes held options to purchase an additional 1,699,792 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interest of stockholders.

     Executive Compensation Deferral Plan

     The Company offers to certain key employees the ability to defer a portion of their respective salaries, on a pre-tax basis, up to 100% of base compensation, with benefits generally payable upon retirement, disability and termination of employment. The Company may make certain matching contributions to each participant’s account under such plan with vesting to occur over time; however, the Company has retained the ability to limit its contributions thereunder at any time. The Committee believes that this type of plan provides additional long-term incentive for overall corporate success. During the Transitional Quarter of 2000, the Company made an aggregate of approximately $39,573 in total matching contributions, $7,500 of which was made on behalf of Mr. Holmes and approximately $78,904 in total matching contributions during fiscal 2001, $30,000 of which was made on behalf of Mr. Holmes.

     The Executive Compensation Deferral Plan was terminated on April 1, 2002.

     Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company’s five highest paid executives. Excluded from this limitation is compensation that is “performance based.” For compensation to be performance based, it must meet certain criteria including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Employee Comprehensive Stock Plan should be excluded from the $1.0 million limitation calculation. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     Conclusion

     The Compensation Committee believes these executive compensation policies serve the interest of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company’s overall future successes, thereby enhancing the value of the Company for the stockholders’ benefit.

Compensation Committee of the Board of Directors C. Lee Cooke, Jr., Chairman J. Stephen Barley Gary D. Becker

11

Summary Compensation Table

     The following Summary Compensation Table sets forth certain information concerning compensation of the named Executive Officers of the Company for the Transitional Quarter of 2000 and for fiscal 2001.

			Annual Compensation						Long-Term Compensation Awards(1)
Name and Principal Position	Fiscal Year		Salary		Bonus		Other Annual Compensation		Securities Underlying Options(#)	All Other Compensation
Parris H. Holmes, Jr	2001		$ 375,000		0		$ 23,944	(2)	941,667	$ 211,919	(3)
Chairman of the Board and	2000	(4)	$ 86,538		0		$ 5,986		250,000	$ 45,855	(5)
Chief Executive Officer	2000		$ 389,421		$ 200,000	(6)	$ 54,235	(7)	233,333	$ 502,760	(8)
	1999		$ 375,000		$ 200,000	(6)	$ 46,772	(9)	300,000	$ 165,123	(10)

David P. Tusa	2001		$ 192,500		$ 80,000		$ 18,259	(11)	325,000	$ 21,543	(12)
Executive Vice President,	2000	(4)	$ 43,750		$ 175,000	(13)	$ 2,691		175,000	$ 3,149	(14)
Chief Financial Officer and	2000		$ 181,731		0		$ 56,495	(15)	6,667	$ 12,125	(16)
Corporate Secretary	1999		$ 10,096	(17)	0		$ 6,250		150,000	0

(1)	Messrs. Holmes and Tusa received no restricted stock awards or long-term incentive plan payouts during years 1999 and 2001, and during the Transitional Quarter of 2000.
(2)	Includes $9,829 reimbursed to Mr. Holmes during fiscal 2001 for payment of certain taxes.
(3)	Represents $10,500 in 401(k) Retirement Plan contributions, $30,000 in deferred compensation contributions and $171,419 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 2001.
(4)	Represents Transitional Quarter from October 1, 2000 to December 31, 2000.
(5)	Represents $7,500 in deferred compensation contributions and $42,855 in life insurance premiums made or paid on behalf of Mr. Holmes during the Transitional Quarter of 2000.
(6)	Represents a bonus earned in the prior fiscal year but paid in the fiscal year indicated.
(7)	Includes $29,206 reimbursed to Mr. Holmes during fiscal 2000 for the payment of certain taxes.
(8)	Represents $9,781 in 401(k) Retirement Plan contributions, $20,771 in deferred compensation contributions and $172,000 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 2000 and $300,208 received by Mr. Holmes during fiscal 2000 for surrender value of certain life insurance policies.
(9)	Includes $11,722 reimbursed to Mr. Holmes during fiscal 1999 for the payment of certain taxes.
(10)	Represents $5,000 in 401(k) Retirement Plan contributions, $16,872 in deferred compensation contributions and $143,251 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1999.
(11)	Includes $7,495 reimbursed to Mr. Tusa during fiscal 2001 for payment of certain taxes.
(12)	Represents $6,293 in 401(k) Retirement Plan contributions and $15,250 in deferred compensation contributions made or paid on behalf of Mr. Tusa during fiscal 2001.
(13)	Represents a bonus earned in fiscal 2000 but paid during the Transitional Quarter of 2000.
(14)	Represents $1,649 in 401(k) Retirement Plan contributions and $1,500 in deferred compensation contributions made or paid on behalf of Mr. Tusa during the Transitional Quarter of 2000.
(15)	Includes $37,290 in relocation related reimbursements to Mr. Tusa during fiscal 2000.
(16)	Represents $4,375 in 401(k) Retirement Plan contributions and $7,750 in deferred compensation contributions made on behalf of Mr. Tusa during fiscal 2000.
(17)	Amount shown reflects Mr. Tusa’s salary from August 30, 1999, the beginning date of his employment with the Company, through the end of fiscal 1999.

Employment Agreements

     The Company entered into an Amended and Restated Employment Agreement with Parris H. Holmes, Jr. in November 2001. The Agreement provides for a five-year term, subject to automatic extension for an additional one-year term on each one-year anniversary of the Agreement unless terminated early as provided therein, including termination by the Company for “cause” (as defined in the Employment Agreement) or termination by Mr. Holmes for “good reason” (as defined in the Employment Agreement). This Employment Agreement provides for an annual, calendar year base salary of $375,000 and an incentive bonus at the discretion of the Compensation Committee. This Agreement also provides for a company-paid automobile allowance, club memberships, certain tax reimbursements and other benefits.

     In March 1998 and September 2000, the Company entered into a split-dollar life insurance agreement with trusts beneficially owned by Mr. Holmes, pursuant to which the Company pays the premiums on insurance policies that provide a total death benefit of approximately $5.5 million over a 60 month period beginning November 1, 2001. If Mr. Holmes leaves the Company for good cause, terminates without cause, change of control or is permanently disabled, the Company would continue to pay the premiums of the policy, one-third on each of November 1, 2002, 2003 and 2004. Upon the death of Mr. Holmes or the cancellation of the split-dollar agreement, the Company is entitled to receive repayment of its premiums paid under the policy out of any cash value or death benefits payable under the policy.

     The Employment Agreement also provides that, if the Company terminates Mr. Holmes’ employment without cause (including the Company’s election to not extend the Employment Agreement at any renewal date) or if he resigns his employment for “good reason”, he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the five-year term of his Agreement then in effect and without giving effect to any further extension (a maximum payment of approximately $1,875,000), continuation of his benefits through the unexpired term of his Agreement and vesting of all outstanding stock options, which options would remain exercisable for the longer of the remainder of the exercise period established under the option agreement or three years following the date of termination. Upon death or permanent disability, Mr. Holmes would receive his then effective salary for 60 months and Company paid premiums for 60 months.

     The Employment Agreement with Mr. Holmes provides that if, at any time within 24 months of a change of control, he ceases to be an employee of the Company (or its successor) by reason of (i) termination by the Company without “cause” (as defined in the Employment Agreement), or (ii) voluntary termination by the employee for “good reason upon change of control” (as defined in the Employment Agreement), in addition to the severance stated above, he will be entitled to receive (a) an additional payment, if any, that, when added to all other payments received in connection with a change of control, will result in the maximum amount allowed to be paid to an employee without triggering an excess parachute payment (as defined by the Internal Revenue Code), and (b) a payment or payments equaling the amount of any taxes and interest imposed on any payment or distribution by the Company to the employee upon termination under (i) or (ii) above that constitutes an excess parachute payment.

     The Company entered into an Amended Employment Agreement with David P. Tusa in November 2001. This Agreement expires eighteen months from its effective date, subject to automatic extension of successive eighteen-month terms unless the Company elects not to extend the Agreement. The Employment Agreement is subject to early termination as provided therein, including termination by the Company for “cause” (as defined in the Employment Agreement) or terminated by Mr. Tusa for “good reason” (as defined in the Employment Agreement). Mr. Tusa’s annual base salary under the Employment Agreement is $192,500. The Employment Agreement provides for incentive bonuses at the discretion of the Compensation Committee. This Agreement also provides for a company-paid automobile allowance, club memberships, certain tax reimbursements and other benefits.

     The Employment Agreement of Mr. Tusa provides that, if the Company terminates his employment without cause (including the Company’s election to not extend the Employment Agreement at any renewal date) or if he resigns his employment for “good reason” (as defined in his Employment Agreement), he will be entitled to a lump-sum payment equal to eighteen months of his then effective annual base salary, currently $288,750, and continuation of his benefits through the severance period. After August 1, 2004, Mr. Tusa would be entitled to a lump-sum payment equal to twenty-four months of his then effective annual base salary and continuation of his benefits through the severance period.

     The Employment Agreement provides that if, at any time within 24 months of a change of control, Mr. Tusa ceases to be an employee of the Company (or its successor) by reason of (i) termination by the Company (or its successor) without “cause” (as defined in the Employment Agreement), or (ii) voluntary termination by the employee for “good reason upon change of control” (as defined in the Employment Agreement), he will be entitled to receive a lump-sum payment in the amount equal to 24 months of his then effective annual base salary, continuation of his benefits for 24 months from such termination and vesting of all outstanding stock options.

     A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company’s then outstanding securities is acquired, directly or indirectly, (ii) at any time during the 24 month period after a tender offer, merger, consolidation, sale of assets or contested election or any combination of such transactions, at least a majority of the Company’s Board of Directors shall cease to consist of “continuing directors” (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election or nomination for election by the Company’s stockholders, was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such transaction), (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation that would result in the voting securities of the Company outstanding, immediately prior to continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding, immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all, or substantially all, of the Company’s assets.

Stock Option Grants in Fiscal 2001

     The following table provides certain information related to options granted by the Company to the named Executive Officers during the Transitional Quarter of 2000 and fiscal 2001 pursuant to the Employee Comprehensive Stock Plan.

	Individual Grants
	Number of Securities Underlying Options	% of Total Options Granted to Employees in Fiscal		Exercise Price Per	Expiration	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
Name	Granted	Year		(Share)	Date	5%	10%

Parris H. Holmes, Jr	250,000	35.7	%(2)	$ 2.03	10/20/07	$ 206,705	$ 481,711
	41,667	2.7	%(3)	$ 1.24	06/09/07	$ 21,034	$ 49,017
	450,000	30.0	%(3)	$ 0.42	12/18/08	$ 76,942	$ 179,308
	450,000	30.0	%(3)	$ 0.42	12/18/08	$ 76,942	$ 179,308

David P. Tusa	175,000	25.0	%(2)	$ 2.03	10/20/07	$ 144,694	$ 357,198
	200,000	13.3	%(3)	$ 0.42	12/18/08	$ 34,196	$ 79,692
	150,000	8.3	%(3)	$ 0.42	12/18/08	$ 25,647	$ 59,769

(1)	The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant, as determined by the Board, appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefore is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company’s estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.
(2)	The percentage of total options is calculated using the total options granted to employees during the Transitional Quarter of 2000.
(3)	The percentage of total options is calculated using the total options granted to employees during fiscal 2001.

14

Aggregated Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

     The following table provides information related to options of New Century exercised by the named Executive Officers of the Company during fiscal 2001 and the number and value of New Century options held at December 31, 2001.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at FY-End(#)				Value(2) of Unexercised In-the-Money Options at FY-End($)
Name	Exercise	Realized(1)	Exercisable		Unexercisable		Exercisable	Unexercisable
Parris H. Holmes, Jr	0	0	1,689,167	(3)	879,166	(4)	$ 44,625	$ 108,375
David P. Tusa	0	0	282,501		374,166		$ 15,583	$ 39,667

(1)	Market value of the underlying securities at exercise date, minus the exercise price.
(2)	Market value of the underlying securities at December 31, 2001 ($0.59), minus the exercise price.
(3)	Includes 357,499 exercisable options held by Mr. Holmes’ spouse at December 31, 2001.
(4)	Includes 29,167 unexercisable options held by Mr. Holmes’ spouse at December 31, 2001.

PERFORMANCE GRAPH

     The Company’s Common Stock has been traded publicly since August 5, 1996. Prior to such date, there was no established market for its Common Stock. In order to accurately reflect a comparison of the Company’s performance with peer issuers, the Company has selected in good faith, peer issuers of Princeton eCom Corporation, the investment in which the Company’s holds a 49% interest. The peer group is comprised of six (6) data processing companies with similar standard industrial classification codes as Princeton, whose stock is traded on the Nasdaq and New York Stock Exchange markets. The following Performance Graph compares the Company’s cumulative total stockholder return on its Common Stock from September 1996 through December 31, 2001, with the cumulative total return of the S&P500 Index and the S&P Services (Data Processing) Index, as well as the Nasdaq Computer and Data Processing Index used in previous years, over the same period. The Company now operates as a holding company. The graph assumes that the value of the investment in the Company’s Common Stock and each index was $100 at September 1996 and that all dividends were reinvested.

     The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

FURTHER INFORMATION

Employee Benefit Plans

     New Century Equity Holdings Corp. 401(k) Retirement Plan

     The Company maintains the New Century Equity Holdings Corp. 401(k) Retirement Plan (the “401(k) Retirement Plan”). Participation in the 401(k) Retirement Plan is offered to all employees of the Company who are 21 years of age and who have completed six months of service during which they worked at least 500 hours (collectively, the “Participants”).

     The 401(k) Retirement Plan is a 401(k) plan, a form of defined contribution plan, which provides that Participants may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. During calendar year 2001, the Company made matching contributions equal to 100% of the first 5% of a Participant’s compensation contributed as salary deferral. The Company may from time to time, make additional discretionary contributions at the sole discretion of the Company’s Board of Directors. The discretionary contributions, if any, are allocated to Participants’ accounts based on a discretionary percentage of the Participants’ respective salary deferrals. During fiscal 2001 and the Transitional Quarter of 2000, the Company made no additional discretionary contributions to the 401(k) Retirement Plan.

     1996 Employee Comprehensive Stock Plan

     The Company has adopted the New Century Equity Holdings Corp. 1996 Employee Comprehensive Stock Plan (the “Employee Stock Plan”). The Employee Stock Plan provides for (i) the grant of incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code, (ii) the grant of non-qualified stock options (“NQSOs”) that do not qualify under Section 422 of the Code, and (iii) the award of shares of restricted stock of the Company. Under the terms of the Employee Stock Plan, 14,500,000 shares of Common Stock have been reserved for the granting of options and awards of restricted stock. At December 31, 2001, options to purchase 8,635,670 shares and 7,500 shares of restricted stock were outstanding under the Employee Stock Plan. If any option or award granted under the Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

     The Employee Stock Plan is administered by the Compensation Committee. The Employee Stock Plan grants broad authority to the Compensation Committee to grant options or award restricted shares to full-time employees and officers of the Company and its subsidiaries (a total of nine eligible individuals at December 31, 2001) selected by the Compensation Committee, to determine the number of shares subject to options or awards and to provide for the appropriate periods and methods of exercise and requirements regarding the vesting of options and awards of restricted shares. The option price per share with respect to each option shall be determined by the Compensation Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. The options are issued to the employees for a term of seven years. An ISO may be granted to a participant only if such participant, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or a subsidiary. The preceding restriction shall not apply, if at the time the option is granted, the option price is at least 110% of the fair market value of the Common Stock subject to the option and such option by its terms, is not exercisable after the expiration of five years from the date of grant. The aggregate fair market value of the stock (determined at the time the option is granted) with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under all plans of New Century and of any parent or subsidiary), shall not exceed $100,000. There is no price requirement for NQSOs, other than the option price must exceed the par value of the Common Stock. The Compensation Committee may permit the option purchase price to be payable by transfer to New Century of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

     The Employee Stock Plan permits the Compensation Committee to make awards of restricted shares of Common Stock that are subject to a designated period during which such shares of Common Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, which period shall not be less than one (1) year nor more than two (2) years from the date of grant. As a condition to any award, the Compensation Committee may require an employee to pay to the Company the amount (such as the par value of such shares) required to be received by New Century in order to assure compliance with applicable state law. Any award for which such requirement is established shall automatically expire if not purchased in accordance with the Compensation Committee’s requirements within 60 days after the date of grant. The Compensation Committee may, at any time, reduce the restricted period with respect to any outstanding shares of restricted stock and any retained distributions with respect thereto awarded under the Employee Stock Plan. Shares of restricted stock awarded under the Employee Stock Plan shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

     Each employee has the right to vote the restricted stock held by such employee, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted stock, subject to certain exceptions. Unless otherwise provided in the agreement relating to an award, upon the occurrence of a change of control, as defined in the Employee Stock Plan, all restrictions imposed on the employee’s restricted stock and any retained distributions, shall automatically terminate and lapse and the restricted period shall terminate; provided, however, that if the change of control occurs within six months of the date of grant, the restrictions and the restricted period shall terminate on the six-month anniversary of the date of grant.

     1999 CommSoft Acquisition Stock Option Plan

     In December 1998, in connection with the Company’s acquisition of Communications Software Consultants, Inc. (“CommSoft”), the Company adopted the Billing Concepts Corp. 1999 CommSoft Acquisition Stock Option Plan (the “CommSoft Employee Stock Plan”). The CommSoft Employee Stock Plan provides for the grant of NQSOs. Under the terms of the CommSoft Employee Stock Plan, 173,153 shares of Common Stock were reserved for the granting of options. At December 31, 2001, options to purchase 26,466 shares were outstanding under the CommSoft Employee Stock Plan.

     The CommSoft Employee Stock Plan is administered by the Compensation Committee. The CommSoft Employee Stock Plan granted authority to the Compensation Committee to grant options to those employees of CommSoft holding stock options to purchase shares of Class B common stock, $.001 par value, of CommSoft on the closing date of the Company’s acquisition of all of the issued and outstanding capital stock of CommSoft under the terms of the Plan of Merger and Acquisition Agreement (the “Merger Agreement”). The Merger Agreement closed on December 18, 1998, at which date 88 former employees of CommSoft were eligible for grants under the CommSoft Employee Stock Plan. In addition, the Committee has the authority to determine methods of exercise. The option price per share with respect to each option was determined by a formula set forth in the Merger Agreement. The Compensation Committee may permit the option purchase price to be payable by transfer to New Century of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price.

     1996 Employee Stock Purchase Plan

     The Company has adopted the New Century Equity Holdings Corp. 1996 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”). The Employee Stock Purchase Plan allows employees of the Company and its subsidiaries to purchase Common Stock at regular intervals by means of wage and salary deferrals on a tax-favored basis.

     Every employee of the Company and its subsidiaries is eligible to participate in the Employee Stock Purchase Plan on a voluntary basis with the exception of (i) employees who have not completed at least six months of continuous service with New Century as of the applicable enrollment date, and (ii) employees who would, immediately upon enrollment, own directly or indirectly, or hold purchase rights, options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary. To participate in the Employee Stock Purchase Plan, eligible employees must enroll in the Employee Stock Purchase Plan and authorize payroll deductions pursuant to the Employee Stock Purchase Plan. Approximately 8 employees were eligible to participate under the Employee Stock Purchase Plan at December 31, 2001.

     Enrollment in the Employee Stock Purchase Plan constitutes a grant by the Company to the participant of the right to purchase shares of Common Stock. The aggregate number of shares that may be issued under the Employee Stock Purchase Plan may not exceed 2,000,000 shares of New Century Common Stock, subject to adjustment as provided in the Employee Stock Purchase Plan. The purchase price per share is the lesser of (i) 85% of the fair market value of the Common Stock on the first day of the applicable participation period, or (ii) 85% of the fair market value of the Common Stock on the last day of such participation period. The number of shares purchased is determined by dividing the total amount of payroll deductions withheld from a participant’s paychecks during a participation period by the purchase price. The aggregate of monthly payroll deductions cannot exceed $10,625 for each participant in any six-month participation period. At the end of each offering period, the applicable number of shares of Common Stock is automatically purchased for the participant.

     As of February 1, 2002, the Company has discontinued the Employee Stock Purchase Plan.

     Executive Compensation Deferral Plan

     The Company has adopted the New Century Equity Holdings Corp. Executive Compensation Deferral Plan (the “Executive Deferral Plan”). Participation in the Executive Deferral Plan is offered to certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate in the Executive Deferral Plan (“Executive Deferral Participants”). As of December 31, 2001, there were three (3) participants in the Executive Deferral Plan.

     The Executive Deferral Plan is a deferred compensation plan that provides the Executive Deferral Participants the opportunity to make voluntary salary deferral contributions, on a pre-tax basis, in equal monthly amounts of up to 100% of his or her base compensation (“Voluntary Deferral Contribution”). The Executive Deferral Plan provides for matching contributions by the Company (“Company Deferral Contribution”) of 100% of the Voluntary Deferral Contribution up to a maximum monthly contribution of $1,500, except that the maximum monthly Company Deferral Contribution for the Chief Executive Officer is $2,500. However, the Company reserves the right, at any time, to decrease the Company Deferral Contribution or provide no Company Deferral Contribution whatsoever for any plan year. The Participants may invest Voluntary Deferral Contributions and Company Deferral Contributions in mutual funds selected by the Company from time to time. The Company made approximately $78,904 in Company Deferral Contributions to this plan during fiscal 2001 and approximately $39,573 during the Transitional Quarter of 2000.

     Effective July 1, 2000, the Executive Deferral Plan was amended to provide that Participants vest immediately in their Deferral Contributions. Benefits generally are payable to a New Century Executive Deferral Participant (or his or her beneficiaries) upon retirement, disability, termination of employment (other than for cause) or death, in each case as provided in the Executive Deferral Plan.

     Effective April 1, 2002, the Company’s Executive Compensation Deferral Plan was terminated.

     Executive Qualified Disability Plan

     The Company has adopted the New Century Equity Holdings Corp. Executive Qualified Disability Plan (the “Disability Plan”). The Disability Plan provides long-term disability benefits for certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate. Benefits under the Disability Plan are provided directly by the Company based on definitions, terms and conditions contained in the Disability Plan documents. Benefits under the Disability Plan supplement benefits provided under the Company’s insured long-term disability plan. As of December 31, 2001, there were two (2) participants in the Executive Qualified Disability Plan.

PROPOSALS FOR THE 2003 ANNUAL MEETING

     Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), and intended to be presented at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company and addressed to the Corporate Secretary at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216, no later than December 17, 2002 to be considered for inclusion in the Company’s proxy materials for that meeting. After December 17, 2002, notice to the Company of a stockholder proposal will be considered untimely and the person named in proxies solicited by the Board of Directors of the Company for its 2003 Annual Meeting of Stockholders may exercise discretionary authority voting power with respect to any such proposal.

     Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. A Stockholder may recommend a proposal to bring before the 2003 Annual Meeting by providing written notice in a timely manner to the Secretary of the Company, at the address set forth above, setting forth the following information: (a) a brief description of the proposal to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and address of the stockholder making the proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder; and (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice. To be timely, notice must be received by the Company (a) in the case of an annual meeting, not less than 90 days and not more than 120 days prior to the date of New Century’s proxy materials for the previous year’s annual meeting, or (b) in the case of a special meeting, not less than the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders. No business shall be conducted at a meeting except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman or other Officer presiding at a meeting determines that the stockholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting.

     The provisions of the foregoing will be subject to the Rules of the Commission with respect to stockholder proposals so long as the Common Stock remains listed on the Nasdaq National Market or is listed on a national securities exchange or is otherwise required to be registered under the Exchange Act. Any stockholder proposal that is submitted in compliance with such rules and is required by such rules to be set forth in the Proxy Statement of the Company, will be set forth despite the requirements of the Bylaws of the Company with respect to the timing and form of notice for such proposals.

OTHER MATTERS

     As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying Proxy Card to vote in accordance with their best judgment on such matters.

Expenses of Solicitation

     The cost of preparing, assembling and mailing this proxy-soliciting material is paid by the Company. In addition to solicitation by mail, New Century directors, officers and employees may solicit proxies by telephone or other means of communication. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries that hold the voting securities of record, for the forwarding of solicitation materials to be beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

April 16, 2002	By order of the Board of Directors, David P. Tusa Corporate Secretary

19

APPENDIX “A”

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as adapted to the “Summary Annual Report” procedure, this Appendix and the information contained herein is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be “soliciting material” or to be “filed” with the Commision or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

Form 10-K

     The Company’s annual report on Form 10-K for the year ended December 31, 2001, has been filed with the Securities and Exchange Commission. A copy of this report may be obtained without cost by writing the Company’s investor relations department at 10101 Reunion Place, Suite 450, San Antonio, Texas 78216, or calling (210) 302-0444.

     The information contained in this Appendix contains certain “forward-looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein and in other filings made by the Company with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

MARKET FOR THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

     The Company’s common stock, par value $0.01 per share (the “Common Stock”), is currently quoted on the Nasdaq National Market (“Nasdaq”) under the symbol “NCEH”. Prior to February 8, 2001, the Common Stock was quoted on Nasdaq under the symbol “BILL”. The table below sets forth the high and low bid prices for the Common Stock from October 1, 1999, through April 10, 2002, as reported by Nasdaq. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions:

	High	Low
Fiscal Year Ended September 30, 2000:
1st Quarter	$8.19	$3.88
2nd Quarter	$9.94	$5.00
3rd Quarter	$7.63	$3.13
4th Quarter	$4.88	$2.84

Transition Quarter Ended December 31, 2000	$3.31	$1.34

Fiscal Year Ended December 31, 2001:
1st Quarter	$4.00	$1.00
2nd Quarter	$2.06	$1.00
3rd Quarter	$1.30	$0.41
4th Quarter	$1.17	$0.40

Fiscal Year Ended December 31, 2002:
1st Quarter (through April 10, 2002)	$0.78	$0.39

Stockholders

     At April 10, 2002, there were 34,217,620 shares of Common Stock outstanding, held by 558 holders of record. The last reported sales price of the Common Stock on April 10, 2002, was $0.56 per share.

Dividend Policy

     The Company has never declared or paid any cash dividends on the Common Stock. The Company presently intends to retain all earnings for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

SELECTED FINANCIAL DATA

     The following table presents selected financial and other data for the Company. The statement of operations data for the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the years ended September 30, 2000, 1999, 1998 and 1997, and the balance sheet data as of December 31, 2001 and 2000, and September 30, 2000, 1999, 1998 and 1997, presented below are derived from the audited Consolidated Financial Statements of the Company. The data presented below for the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the years ended September 30, 2000 and 1999, should be read in conjunction with the Consolidated Financial Statements and the notes thereto, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the other financial information included in this report.

	Year Ended	Quarter Ended	Year Ended
	December 31,		September 30,
	2001	2000	2000	1999	1998	1997
(in thousands, except per share data)
Consolidated Statement of Operations Data:
Operating revenues	$1,187	$163	$410	$—	$—	$—
Gross profit	256	10	61	—	—	—
Loss from continuing operations	(15,078)	(2,316)	(16,303)	(5,421)	(3,344)	(2,930)
Net loss from continuing operations	(38,426)	(5,086)	(26,579)	(5,224)	(4,109)	(1,846)
Net income (loss) from discontinued
operations, net of income taxes	—	—	(6,565)	21,046	30,812	6,086
Net income (loss) from disposal of
discontinued operations, net of income
taxes	2,385	—	(9,277)	—	—	—
Net income (loss)	(36,041)	(5,086)	(42,421)	15,822	26,703	4,238
Basic and diluted net loss from continuing
operations per common share	$(1.10)	$(0.13)	$(0.67)	$(0.14)	$(0.12)	$(0.05)
Basic and diluted net income (loss) from
discontinued operations, net of income
taxes per common share	—	—	(0.16)	0.57	0.86	0.18
Basic and diluted net income (loss) from
disposal of discontinued operations, net of
income taxes per common share	0.07	—	(0.23)	—	—	—
Basic and diluted net income (loss) per
common share	$(1.03)	$(0.13)	$(1.06)	$0.43	$0.74	$0.13
Weighted average common stock
outstanding	34,910	38,737	39,909	37,116	35,844	33,525

	December 31,		September 30,
	2001	2000	2000	1999	1998	1997
(in thousands)
Consolidated Balance Sheet Data:
Working capital	$9,532	$32,454	$2,968	$73,553	$60,246	$28,594
Total assets	39,577	81,176	97,103	113,417	95,317	50,389
Additional paid-in capital(1)	70,342	90,403	88,819	63,771	60,028	42,905
Retained earnings (deficit)(2)	(35,335)	706	5,792	48,213	34,141	7,438

(1)	Additional paid-in capital for the year ended September 30, 1997 was restated to give effect to the one-for-one common stock dividend that was distributed on January 30, 1998 to stockholders of record on January 20, 1998. No additional proceeds were received on the dividend date and all costs associated with the share dividend were capitalized as a reduction of additional paid-in capital.

(2)	The Company has never declared cash dividends on its Common Stock, nor does it anticipate doing so in the foreseeable future.

A-3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company’s Business discussion, Consolidated Financial Statements, the Notes thereto and the other financial information included elsewhere in this Report. For purposes of the following discussion, references to yearly periods refer to the Company’s fiscal year ended December 31 for 2001 and September 30 for 2000 and prior.

Continuing Operations

Revenues

     Revenues for FIData are comprised of transaction fees for processing loan applications, implementation fees for new customers and a variety of customer service related fees. Revenues for Tanisys are comprised of sales of production-level automated test equipment and related hardware and software, net of returns and discounts. Total revenues for the year ended December 31, 2001 were $1,187,000, compared to $410,000 in the year ended September 30, 2000. The consolidation of Tanisys accounts for $686,000 of the increase in revenues. The additional increase in revenues is primarily due to an increase in the amount charged per transaction processed by FIData. The increase in revenues from 1999 to 2000 is related to the acquisition of FIData in November 1999.

Cost of revenues

     Cost of revenues for FIData includes the costs incurred to offer a variety of customer service opportunities to its customers. Cost of revenues for Tanisys includes the cost of all components and materials purchased for the manufacturing of products, direct labor and related overhead costs. Cost of revenues increased by 167% during the year ended December 31, 2001, from $349,000 during the year ended September 30, 2000. Tanisys accounts for $367,000 of the increase in cost of revenues. The additional increase in cost of revenues is related to additional customer service opportunities made available to customers of FIData. The increase in cost of revenues from 1999 to 2000 is related to the acquisition of FIData in November 1999.

Selling, general and administrative expenses

     Selling, general and administrative (“SG&A”) expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the Company, FIData and Tanisys. SG&A expenses for the year ended December 31, 2001, were $8.3 million, compared to $9.3 million for the year ended September 30, 2000. The decrease in SG&A relates to an overall reduction in expenditures and corporate personnel, offset by the inclusion of Tanisys in the consolidated financial statements. SG&A expenses for the year ended September 30, 2000, were $9.3 million compared to $5.3 million for the year ended September 30, 1999. The increase in SG&A during the year ended September 30, 2000, is primarily due to the acquisition of FIData in November 1999, as well as SG&A expenses incurred by efforts to develop a financial services website focused on the credit union industry.

Research and development

     Research and development expenses incurred during the year ended December 31, 2001, relate entirely to Tanisys. Tanisys’ research and development expenses include all costs associated with the engineering design and testing of new technologies and products. Tanisys’ research and development expenses for the period from the purchase date to September 30, 2001 (as consolidated herein), were $411,000. Research and development expenses incurred during the years ended September 20, 2000 and 1999, are comprised of the salaries and benefits of the employees involved in the development of a financial services website, which was suspended during the quarter ended June 30, 2000.

Depreciation and amortization

     Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, goodwill and other intangibles. Depreciation and amortization expense was $1.7 million during the year ended December 31, 2001, compared to $1.6 million and $40,000 during the years ended September 30, 2000 and 1999, respectively. As the depreciation and amortization expense is primarily related to the amortization of the goodwill of FIData, the expense remained constant during the year ended December 31, 2001 and the year ended September 30, 2000. The increase from the year ended September 30, 1999, is attributable to the amortization of goodwill acquired in connection with the acquisition of FIData in November 1999.

Goodwill Impairment

     Goodwill impairment for the year ended December 31, 2001, includes a $5.0 million impairment related to the long-lived assets of FIData. The impairment write-down reflects the difference between the carrying value of the assets and the net realizable value. The impairment write-down consisted of $4.5 million related to goodwill and $0.5 million related to software.

Net other expense

     Net other expense of $24.2 million in the year ended December 31, 2001, compared to $15.0 million in the year ended September 30, 2000 and $1.8 million in the year ended September 30, 1999. The increases in net other expenses are primarily related to the increasing equity in net loss of Princeton (which includes the Company’s portion of a $13.3 million impairment charge recorded by Princeton) and Coreintellect. The net other expense for the year ended December 31, 2001, also included (i) consulting income from Platinum of $3.8 million, (ii) realized gains on the redemption of the investments in available-for-sale securities of $0.6 million and (iii) receipt of payment on a promissory note of $0.7 million from an Austin, Texas-based technology company. During the year ended December 31, 2001, the Company also evaluated the realizability of its investment in Princeton. Based upon current private equity markets, the Company determined its investment in Princeton was impaired by $1.8 million and accordingly, reduced its investment balance.

Income tax benefit (expense)

     The Company’s effective income tax benefit rate was 2.1% for the year ended December 31, 2001, compared to 15.1% for the year ended September 30, 2000 and 27.7% for the year ended September 30, 1999. The Company’s effective income tax benefit rate was lower than the federal statutory benefit rate due to certain expenses recorded for financial reporting purposes that are not deductible for federal income tax purposes, including the equity in net loss and impairment of affiliates and the amortization and impairment of FIData goodwill.

Results of Discontinued Operations – Transaction Processing and Software

     During the year ended December 31, 2001, the Company reviewed the adequacy of the accruals related to discontinued operations. As a result of this assessment, the Company reduced such accruals and recognized income from the disposal of discontinued operations of $2.4 million, based upon current estimates of future liabilities related to the divested entities. The $2.4 million is reflected as net income from disposal of discontinued operations in the year ended December 31, 2001.

     The following table presents the operating results of the Company’s Transaction Processing and Software divisions and as a percentage of related revenues for each year, which are reflected as discontinued operations in the Consolidated Statements of Operations.

	Year ended September 30,
(in thousands, except percentages)	2000		1999
Transaction Processing revenues	$113,085	78.2%	$135,403	74.7%
Software revenues	31,522	21.8	45,921	25.3

Operating revenues	144,607	100.0	181,324	100.0
Cost of revenues	100,010	69.2	109,519	60.4

Gross profit	44,597	30.8	71,805	39.6
Selling, general and administrative expenses	28,830	19.9	28,333	15.6
Bad debt expense	6,081	4.2	1,663	0.9
Research and development expenses	11,763	8.1	5,725	3.2
Advance funding program income, net	(1,856)	(1.3)	(3,673)	(2.0)
Depreciation and amortization expenses	11,273	7.8	9,286	5.1
Special and other charges	1,216	0.9	1,529	0.8

(Loss) income from discontinued operations
before other income and income tax
benefit (expense)	$(12,710)	(8.8)%	$28,942	16.0%

Operating revenues

     Transaction Processing fees charged by Billing included processing and customer service inquiry fees. Processing fees were assessed to customers either as a fee charged for each telephone call record or other transaction processed, or as a percentage of the customer’s revenue that was submitted by Billing to local exchange carriers for billing and collection. Processing fees also included any charges assessed to Billing by local exchange carriers for billing and collection services that were passed through to the customer. Customer service inquiry fees were assessed to customers either as a fee charged for each record processed by Billing or as a fee charged for each billing inquiry made by end-users.

     Transaction Processing revenues decreased $22.3 million, or 16.5%, from 1999. The decrease in revenue from year to year was primarily attributed to an overall decrease in the number of call records processed. The number of call records processed for Billing was negatively impacted by market pressures that have occurred in the long distance industry. Management continued to take actions in order to mitigate the effects of “slamming and cramming” issues on the call record volumes of its current customer base. Consequently, the number of call records processed for Billing decreased from the prior year. Telephone call record volumes were as follows:

	Year ended September 30,
(in millions)	2000	1999
Direct dial long distance services	457.8	599.0
Operator services	76.3	97.2
Enhanced billing services	3.5	4.7
Billing management services	204.0	230.4

     In addition to license and maintenance fees charged by Software for the use of its billing software applications, fees were charged on a time and materials basis for software customization and professional services. Software revenues also include retail sales of third-party computer hardware and software. Software revenues decreased $14.4 million, or 31.4%, from 1999. The decrease in revenues from 1999 was primarily attributable to lower sales of billing systems in 2000, which corresponded to a decrease in software license fees.

Cost of revenues

     For the Transaction Processing division, cost of revenues included billing and collection fees charged by local exchange carriers as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local exchange carriers included fees that were assessed for each record submitted and for each bill rendered to its end-user customers. For the Software division, cost of revenues included the cost of third-party computer hardware and software sold and the salaries and benefits of software support, technical and professional service personnel who generated revenue from contracted services. The decrease in cost of revenues from 1999 is primarily related to a reduction in the number of call records processed, therefore resulting in a decrease of the corresponding billing and collection costs charged by the local exchange carriers.

Selling, general and administrative

     SG&A expenses for 2000 were $28.8 million compared to $28.3 million in 1999. The SG&A expenses remained relatively constant in 2000 as the growth of the Software operations declined.

Bad debt expense

     Bad debt expense for 2000 was $6.1 million compared to $1.7 million in 1999. Bad debt increased from 1999 primarily due to a $3.5 million charge taken in the quarter ended June 30, 2000. Related to the Software division, this charge is a result of the narrowing of various software product offerings, the refocusing of software development efforts and a reserve associated with a significant account.

Research and development

     R&D expenses were comprised of salaries and benefits of the employees involved in software development and related expenses. The Company internally funded R&D activities with respect to efforts associated with creating new and enhanced Transaction Processing services products and products related to its convergent billing software platform for both telecommunication and Internet service providers. R&D expenses in 2000 were $11.8 million compared to $5.7 million in 1999.

Advance funding program income and expense

     Advance funding program income was $2.0 million in 2000 compared to $3.8 million in 1999. The decrease from the prior year was primarily the result of a lower level of customer receivables financed under Billing’s advance funding program. The quarterly average balance of purchased receivables was $20.4 million and $48.2 million in 2000 and 1999, respectively.

     The advance funding program expense was $0.1 million in 2000 and 1999, due to the Company financing all customer receivables during 2000 and 1999 with internally generated funds rather than with funds borrowed through the Company’s revolving credit facility. The expense recognized represents unused credit facility fees and was the minimum expense that Billing could have incurred during these years.

Income from discontinued operations

     Including special and other charges, loss from discontinued operations in 2000 was $12.7 million compared to income from discontinued operations in 1999 of $28.9 million. The decrease in income from discontinued operations from the prior year is attributable to lower revenues and higher operating expenses.

Liquidity and Capital Resources

     The Company’s cash balance decreased to $8.6 million at December 31, 2001, from $36.5 million at December 31, 2000. This decrease is primarily related to the $2.8 million purchase price adjustment recorded in April 2001 related to the sale of the Transaction Processing and Software divisions, the investments in Princeton made throughout the year totaling $22.8 million, the $1.1 million investment in Tanisys in August 2001 and the $0.8 million investment in Sharps in October 2001. The Company’s working capital position decreased to $9.5 million at December 31, 2001, from $32.5 million at December 31, 2000. The decrease in the working capital was primarily attributable to the decrease in the cash balance. Net cash used in operating activities for the year ended December 31, 2001, was $3.6 million compared to net cash provided by operating activities of $50.8 million for the year ended September 30, 2000.

     Capital expenditures totaled $0.6 million during the year ended December 31, 2001, and related primarily to the purchase of computer equipment and software for FIData. The Company anticipates capital expenditures before acquisitions, if any, during the year ended December 31, 2002, to be less than expenditures incurred during the year ended December 31, 2001. The Company believes it will be able to fund future expenditures with cash resources on hand.

     The Company’s operating cash requirements consist principally of funding of corporate expenses and capital expenditures.

     During the year ended December 31, 2002, the Company’s corporate cash balance ($7.2 million at December 31, 2001, excluding Tanisys’cash) is expected to increase as a result of (i) the receipt of the $3.1 million consulting income from Platinum through October 2002, (ii) the receipt of $0.5 million from a federal tax refund, (iii) receipt of $0.6 million on a promissory note due from an Austin, Texas-based technology company in February and May 2002 and (iv) the receipt of interest income of $0.1 million. The total cash inflow of $4.3 million is expected to be less than the anticipated cash expenditures of $7.7 million for 2002. The anticipated cash expenditures of $7.7 million are comprised of corporate cash expenses of $2.4 million, investments of $3.3 million in Princeton funded subsequent to December 31, 2001 and the Company’s remaining commitment to Princeton of $2.0 million. The anticipated cash receipts and expenditures result in an expected cash balance of $3.8 million at December 31, 2002, assuming the funding of the entire $2.0 million commitment to Princeton.

     In addition to the above anticipated items, the cash balance could be further decreased by additional investments in Princeton or investments in or purchases of additional companies or investments. The cash balance could be increased by the liquidation of one or more of the Company’s investments or subsidiaries.

     Since its inception, Princeton has incurred significant costs to develop and enhance its technology, to establish marketing and customer relationships and to build its capital infrastructure and administrative organization. As a result, Princeton has historically incurred significant operating losses and expects to generate an operating loss for the year ended December 31, 2002. Subsequent to December 31, 2001, Princeton has received proceeds of $2.5 million from the sale of its mandatorily redeemable convertible preferred stock (of which the Company contributed $1.5 million). Additionally, Princeton secured an unconditional commitment from various investors to purchase $8.5 million of mandatorily redeemable convertible preferred stock during the year ended December 31, 2002 (of which the Company committed $3.75 million). Through April 2002, Princeton has received $2.7 million of the aggregate $8.5 million commitment (of which the Company contributed $1.8 million). Princeton believes that its current cash and cash equivalents coupled with the proceeds received subsequent to December 31, 2001 and the additional capital available under the investor commitment will be sufficient to fund its operations and execute its strategy through March 2003. To the extent that Princeton does not meet its targeted financial goals for 2002, Princeton’s business, results of operations and financial condition may be materially and adversely affected.

Seasonality

     The Company’s operations are not significantly affected by seasonality.

Effect of Inflation

     Inflation has not been a material factor affecting the Company’s business. General operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

New Accounting Standards

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No 141, “Business Combinations”, which addresses the initial recognition of goodwill and other intangible assets acquired in a business combination and requires that all future business combinations be accounted for under the purchase method of accounting. In June 2001, the FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which addresses the recognition and measurement of other intangible assets acquired outside of a business combination whether acquired individually or with a group of assets. In accordance with these statements, goodwill and certain intangible assets will no longer be amortized, but will be subject to at least an annual assessment of impairment. The Company adopted these statements on a prospective basis on January 1, 2002, although certain provisions of these statements have been applied to business combinations completed after June 30, 2001. Management does not believe the adoption of these statements will have an adverse impact on the financial statements of the Company in 2002 relative to business combinations completed before June 30, 2001.

     In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, which requires among other items, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element must be expensed using a systematic and rational method over its useful life. Management does not believe the adoption of SFAS No. 143 will have an adverse impact on the financial statements of the Company in 2002.

     In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires, among other items, the application of one accounting model for long-lived assets that are impaired or to be disposed of by sale. Management does not believe the adoption of SFAS No. 144 will have an adverse impact on the financial statements of the Company in 2002.

Critical Accounting Policies

Consolidation of Subsidiaries

     In general, the accounting rules and regulations require the consolidation of entities in which the company holds an interest greater than 50% and the use of the equity method of accounting for entities in which the company holds an interest between 20% and 50%. Exceptions to these rules are (i) when a company does not exercise control over the decision making of an entity although the company does own over 50% of the entity and (ii) when a company does exercise control over the decision making of an entity but the company owns between 20% and 50% of the entity.

     The first exception exists with respect to the Company’s ownership percentage in Princeton. As of December 31, 2001, the Company owns 57.4% of the outstanding shares of Princeton but does not have the ability to exercise control over the decision making of Princeton. Therefore, the Company does not consolidate the financial statements of Princeton into the consolidated financial statements of the Company. Alternatively, the Company records its interest in Princeton under the equity method of accounting. Due to the significance of Princeton to the Company, the Company does file Princeton’s complete audited financial statements as an amendment to its Form 10-K.

     The second exception exists with respect to the Company’s ownership percentage in Tanisys. As of December 31, 2001, the Company holds only a 35.2% ownership interest, but does exercise control over the decision making of Tanisys. Therefore, Tanisys is consolidated into the financial statements of the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     The Company is exposed to interest rate risk primarily through its portfolio of cash equivalents and short-term marketable securities. The Company does not believe that it has significant exposure to market risks associated with changing interest rates as of December 31, 2001, because the Company’s intention is to maintain a liquid portfolio to take advantage of investment opportunities. The Company does not use derivative financial instruments in its operations.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Consolidated Financial Statements of the Company and the related report of the Company’s independent public accountants thereon are included in this report at the page indicated.

	Page
Report of Independent Public Accountants	A-	11
Report of Management	A-	13
Consolidated Balance Sheets as of December 31, 2001 and 2000 and September 30, 2000	A-	14
Consolidated Statements of Operations for the Year Ended December 31, 2001,
the Transition Quarter Ended December 31, 2000 and the Years Ended
September 30, 2000 and 1999	A-	15
Consolidated Statements of Stockholders’ Equity for the Year Ended December 31, 2001,
the Transition Quarter Ended December 31, 2000 and the Years Ended
September 30, 2000 and 1999	A-	16
Consolidated Statements of Cash Flows for the Year Ended December 31, 2001,
the Transition Quarter Ended December 31, 2000 and the Years Ended
September 30, 2000 and 1999	A-	17
Notes to Consolidated Financial Statements	A-	18

A-10

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of
New Century Equity Holdings Corp.:

     We have audited the accompanying consolidated balance sheets of New Century Equity Holdings Corp. (formerly Billing Concepts Corp.) (a Delaware corporation) and subsidiaries (collectively, the “Company”) as of December 31, 2001, December 31, 2000 and September 30, 2000, and the related consolidated statements of operations, changes in stockholders’equity and cash flows for the year ended December 31, 2001, for the transition quarter ended December 31, 2000 and for the years ended September 30, 2000 and September 30, 1999. We did not audit the financial statements of Tanisys Technology, Inc. (“Tanisys”), which reflect total assets and total revenues, respectively, of 9 percent and 58 percent of the related consolidated totals in 2001, and are summarized and included in Note 4. Those statements were audited by other auditors whose report, which was qualified as to Tanisys’ability to continue as a going concern, has been furnished to us, and our opinion, insofar as it relates to the amounts included for Tanisys and the data in Note 4, is based solely on the report of the other auditors. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2001, December 31, 2000 and September 30, 2000 and the results of their operations and their cash flows for the year ended December 31, 2001, for the transition quarter ended December 31, 2000 and for the years ended September 30, 2000 and September 30, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

San Antonio, Texas March 25, 2002, except as discussed in Note 22 to the consolidated financial statements for which the date is April 11, 2002 A-11

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Tanisys Technology, Inc.:

     We have audited the accompanying consolidated balance sheets of Tanisys Technology, Inc. (a Wyoming corporation), and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2001, 2000 and 1999. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tanisys Technology, Inc., and subsidiaries as of September 30, 2001 and 2000, and the results of their operations and their cash flows for the years ended September 30, 2001, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II is presented for the purpose of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses of $2,360,995 and $8,966,728 for the years ended September 30, 2001 and 1999, respectively. These factors, and others discussed in Note 1, raise substantial doubt about Tanisys Technology, Inc.’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continued in existence.

/s/ BROWN, GRAHAM AND COMPANY, P.C.

Austin, Texas
October 30, 2001

REPORT OF MANAGEMENT

     The financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States. Management is responsible for preparing the consolidated financial statements and maintaining and monitoring the Company’s system of internal accounting controls. The Company believes that the existing system of internal controls provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected in a timely manner. Key elements of the Company’s system of internal controls include careful selection of management personnel, appropriate segregation of conflicting responsibilities, periodic evaluations of Company financial and business practices, communication practices that provide assurance that policies and managerial authorities are understood throughout the Company, and periodic meetings between the Company’s Audit committee, senior financial management personnel and independent public accountants.

     The consolidated financial statements were audited by Arthur Andersen LLP, independent public accountants, who have also issued a report on the consolidated financial statements.

/s/ PARRIS H. HOLMES, JR.

Parris H. Holmes, Jr.
Chairman of the Board and Chief Executive Officer

/s/ DAVID P. TUSA

David P. Tusa
Executive Vice President, Chief Financial Officer
  and Corporate Secretary

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share data)

ASSETS

	December 31,		September 30,
	2001	2000	2000

Current Assets:
Cash and cash equivalents	$8,649	$36,478	$(156)
Accounts receivable, net of allowance for doubtful
accounts of $119, $46 and $25, respectively	1,431	3,427	5,013
Inventory	1,042	—	—
Prepaids and other	444	254	224
Net current assets from discontinued operations
(see Note 21)	—	—	1,376

Total current assets	11,566	40,159	6,457
Property and equipment	1,135	1,097	912
Accumulated depreciation	(366)	(374)	(292)

Net property and equipment	769	723	620
Other assets, net of accumulated amortization of
$2, $1,717, and $1,348, respectively	838	6,775	6,784
Investments in affiliates	26,404	33,519	37,832
Net non-current assets from discontinued
operations (see Note 21)	—	—	45,410

Total assets	$39,577	$81,176	$97,103

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$534	$95	$74
Accrued liabilities	979	1,564	609
Deferred income taxes	174	2,525	2,806
Revolving credit note	88	—	—
Net current liabilities from discontinued operations	259	3,521	—

Total current liabilities	2,034	7,705	3,489
Executive deferred compensation and other liabilites	759	741	569
Long-term debt to minority stockholders, net of
discount	207	—	—

Total liabilities	3,000	8,446	4,058
Commitments and contingencies (see Notes 9 and 17)
Minority interest in consolidated affiliate	1,228	—	—
Stockholders’ Equity:
Preferred stock, $0.01 par value, 10,000,000
shares authorized; no shares issued or outstanding	—	—	—
Common stock, $0.01 par value, 75,000,000 shares
authorized; 34,205,920 issued and outstanding;
42,506,960 shares issued and 35,652,560 shares
outstanding; 41,732,632 shares issued and
41,227,832 shares outstanding; respectively	342	425	417
Additional paid-in capital	70,342	90,403	88,819
Retained (deficit) earnings	(35,335)	706	5,792
Deferred compensation	—	(49)	(82)
Treasury stock, at cost; 0, 6,854,400 and
504,800 shares, respectively	—	(18,755)	(1,901)

Total stockholders’ equity	35,349	72,730	93,045

Total liabilities and stockholders’ equity	$39,577	$81,176	$97,103

The accompanying notes are an integral part of these consolidated financial statements. A-14

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999

Operating revenues	$1,187	$163	$410	$—
Cost of revenues	931	153	349	—

Gross profit	256	10	61	—
Selling, general and administrative expenses	8,258	1,882	9,317	5,315
Research and development expenses	411	—	3,247	63
Depreciation and amortization expenses	1,700	444	1,631	43
Goodwill impairment	4,965	—	—	—
Special charges	—	—	2,169	—

Loss from continuing operations	(15,078)	(2,316)	(16,303)	(5,421)
Other income (expense):
Interest income	1,045	536	12	—
Interest expense	(111)	—	(3)	—
Equity in net loss of affiliates	(28,830)	(4,220)	(10,069)	(1,809)
Impairment of investments in affiliates	(1,777)	—	—	—
In-process research and development of
affiliates	—	—	(4,965)	—
Consulting income	3,750	625	—	—
Realized gains on available-for-sale securities	566	—	—	—
Other, net	670	8	34	—
Minority interest in consolidated affiliate	519	—	—	—

Total other expense, net	(24,168)	(3,051)	(14,991)	(1,809)

Loss from continuing operations before income
tax benefit	(39,246)	(5,367)	(31,294)	(7,230)
Income tax benefit	820	281	4,715	2,006

Net loss from continuing operations	(38,426)	(5,086)	(26,579)	(5,224)
Discontinued operations:
Net (loss) income from discontinued operations,
net of income tax benefit (expense) of $0, $0,
$229 and ($13,585), respectively	—	—	(6,565)	21,046
Net income (loss) from disposal of discontinued
operations, including income tax benefit
(expense) of $500, $0, ($5,629) and $0,
respectively	2,385	—	(9,277)	—

Net income (loss) from discontinued operations	2,385	—	(15,842)	21,046

Net (loss) income	$(36,041)	$(5,086)	$(42,421)	$15,822

Basic and diluted (loss) income per common share:
Net loss from continuing operations	$(1.10)	$(0.13)	$(0.67)	$(0.14)
Net (loss) income from discontinued
operations	—	—	(0.16)	0.57
Net income (loss) from disposal of
discontinued operations	0.07	—	(0.23)	—

Net loss	$(1.03)	$(0.13)	$(1.06)	$0.43

Weighted average common shares outstanding	34,910	38,737	39,909	37,116

The accompanying notes are an integral part of these consolidated financial statements. A-15

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Year ended December 31, 2001, the Transition Quarter ended
December 31, 2000 and the Years ended September 30, 2000 and 1999
(In thousands)

	Common Stock		Additional Paid-in	Retained Earnings	Deferred	Treasury Stock
	Shares	Amount	Capital	(Deficit)	Compensation	Shares	Amount	Total

Balances at September 30, 1998	36,643	$366	$60,028	$34,141	$(394)	—	$—	$94,141
Issuance of common stock	268	3	694	(1,750)	—	—	—	(1,053)
Issuance of stock options	—	—	84	—	(84)	—	—	—
Exercise of stock options and warrants	467	5	2,965	—	—	—	—	2,970
Compensation expense	—	—	—	—	255	—	—	255
Net income	—	—	—	15,822	—	—	—	15,822

Balances at September 30, 1999	37,378	374	63,771	48,213	(223)	—	—	112,135
Issuance of common stock	129	1	304	—	(222)	—	—	83
Issuance of common stock for acquisitions	4,177	42	24,702	—	—	—	—	24,744
Issuance of stock options	—	—	(31)	—	31	—	—	—
Exercise of stock options and warrants	49	—	215	—	—	—	—	215
Compensation expense	—	—	(142)	—	332	—	—	190
Purchase of treasury stock	—	—	—	—	—	(505)	(1,901)	(1,901)
Net loss	—	—	—	(42,421)	—	—	—	(42,421)

Balances at September 30, 2000	41,733	417	88,819	5,792	(82)	(505)	(1,901)	93,045
Issuance of common stock	769	8	1,573	—	—	—	—	1,581
Exercise of stock options	5	—	11	—	—	—	—	11
Compensation expense	—	—	—	—	33	—	—	33
Purchase of treasury stock	—	—	—	—	—	(6,349)	(16,854)	(16,854)
Net loss	—	—	—	(5,086)	—	—	—	(5,086)

Balances at December 31, 2000	42,507	425	90,403	706	(49)	(6,854)	(18,755)	72,730
Issuance of common stock	7	—	7	—	—	—	—	7
Exercise of stock options	4	—	8	—	—	—	—	8
Forfeiture of restricted common stock	(20)	—	(89)	—	—	—	—	(89)
Compensation expense	—	—	—	—	49	—	—	49
Purchase of treasury stock	—	—	—	—	—	(1,438)	(1,315)	(1,315)
Cancellation of treasury stock	(8,292)	(83)	(19,987)	—	—	8,292	20,070	—
Net loss	—	—	—	(36,041)	—	—	—	(36,041)

Balances at December 31, 2001	34,206	$342	$70,342	$(35,335)	$—	—	—	$35,349

The accompanying notes are an integral part of these consolidated financial statements. A-16

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999

Cash flows from operating activities:
Net loss from continuing operations	$(38,426)	$(5,086)	$(26,579)	$(5,224)
Adjustments to reconcile net loss from continuing
operations to net cash (used in) provided by
operating activities:
Depreciation and amortization	1,700	444	1,631	43
Goodwill impairment	4,965	—	—	—
Equity in net loss and impairment of affiliates	30,607	4,220	10,069	1,809
In-process research and development of affiliates	—	—	4,965	—
Realized gains on available-for-sale securities	(566)	—	—	—
Amortization of discount on long-term debt	101	—	—	—
Non-cash special charges	—	—	2,136	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	3,981	1,586	(3,794)	1,075
Decrease in inventory	209	—	—	—
Increase in prepaids and other	(27)	(30)	(125)	(28)
(Decrease) increase in accounts payable	(354)	21	(25)	54
(Decrease) increase in accrued liabilities	(1,642)	674	49	(195)
Increase in deferred income taxes	—	—	2,806	—
(Decrease) increase in other liabilities and
other noncash items	(206)	33	(54)	246

Net cash provided by (used in) continuing
operating activities	342	1,862	(8,921)	(2,220)
Net cash (used in) provided by discontinued
operating activities	(3,946)	(469)	59,757	1,281

Net cash (used in) provided by operating
activities	(3,604)	1,393	50,836	(939)

Cash flows from investing activities:
Purchases of property and equipment	(616)	(185)	(50)	(8)
Investments in available-for-sale securities	(16,500)	—	—	—
Proceeds from sale of available-for-sale securities	17,265	—	—	—
Proceeds from disposal of operating companies	—	52,500	—	—
Purchase of FIData, Inc., net of cash acquired	—	—	(4,264)	—
Investment in consolidated affiliate	1,380	—	—	—
Investments in affiliates	(23,549)	—	(45,580)	(1,339)
Other investing activities	(21)	(220)	(327)	(129)

Net cash (used in) provided by investing activities	(22,041)	52,095	(50,221)	(1,476)

Cash flows from financing activities:
Proceeds from issuance of common stock	14	—	891	2,654
Minority interest in consolidated affiliate	(649)	—	—	—
Repayments on revolving credit line	(235)	—	—	—
Purchases of treasury stock	(1,314)	(16,854)	(1,901)	—

Net cash (used in) provided by financing activities	(2,184)	(16,854)	(1,010)	2,654

Net (decrease) increase in cash and cash equivalents	(27,829)	36,634	(395)	239

Cash and cash equivalents, beginning of period	36,478	(156)	239	—

Cash and cash equivalents, end of period	$8,649	$36,478	$(156)	$239

The accompanying notes are an integral part of these consolidated financial statements. A-17

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001 and 2000 and September 30, 2000 and 1999

Note 1. Business Activity

     New Century Equity Holdings Corp. (“NCEH”), formerly known as Billing Concepts Corp. (“BCC”), was incorporated in the state of Delaware in 1996. BCC was previously a wholly owned subsidiary of U.S. Long Distance Corp. (“USLD”) that, upon its spin-off from USLD, became an independent, publicly held company. NCEH and its subsidiaries (collectively, the “Company”) is a holding company focused on high-growth, technology-based companies and investments. Through its former wholly owned subsidiary, FIData, Inc. (“FIData”), the Company provided Internet-based automated loan approval products to the financial services industries. The Company’s consolidated affiliate Tanisys Technology, Inc. (“Tanisys”), of which the Company owns approximately 35.2%, designs, manufactures and markets production level automated test equipment for a variety of semiconductor memory technologies (see Note 3). Through its telecommunication companies (“Transaction Processing”), the Company provided billing clearinghouse and information management services in the United States to the telecommunications industry. Through its subsidiary Aptis, Inc. (“Software”), the Company developed, licensed and supported convergent billing systems for telecommunications and Internet service providers and provided direct billing outsourcing services.

     In October 2000, the Company completed the sale of the Transaction Processing and Software operations to Platinum Equity Holdings (“Platinum”) of Los Angeles, California (the “Transaction”). Total consideration consisted of $49.7 million in cash and a royalty, assuming achievement of certain revenue targets associated with the divested divisions, of up to $20.0 million. At this time, management does not believe it is probable that the portion of the royalty related to the LEC Billing division of $10.0 million will be earned. Management cannot assess the probability of the divested Aptis and OSC divisions achieving the revenue targets necessary to generate the remaining $10.0 million in royalty payments to the Company. In addition, the Company will receive payments totaling $7.5 million for consulting services provided to Platinum over the twenty-four month period subsequent to the Transaction. The Company has received payments of $4.4 million for consulting services through December 31, 2001, which are included in other income (expense) as consulting income. All financial information presented has been restated to reflect the Transaction Processing and Software divisions as discontinued operations in accordance with Accounting Principles Board No. 30.

     In December 2000, the Board of Directors approved a change in the fiscal year end of the Company from September 30 to December 31, effective with the calendar year beginning January 1, 2001. The quarter ended December 31, 2000, represents the three-month transition period between fiscal years 2001 and 2000.

     In October 2001, the Company announced the merger of FIData into Microbilt Corporation (“Microbilt”), of Kennesaw, Georgia. In exchange for 100% of the stock of FIData, the Company received a 9% equity interest in Microbilt (see Note 3).

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

     The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and subsidiaries in which the Company is deemed to have control for accounting purposes. The Company’s investments in the capital stock of Princeton eCom Corporation (“Princeton”) and Coreintellect, Inc. (“Coreintellect”) are accounted for using the equity method of accounting. The Company’s investments in the capital stock of Microbilt and Sharps Compliance Corp. (“Sharps”) are accounted for under the cost method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Estimates in the Financial Statements

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less to be classified as cash and cash equivalents. The estimated fair values of the Company’s cash and cash equivalents and all other financial instruments have been determined using appropriate valuation methodologies and approximate their related carrying values.

Inventory

     Tanisys’ inventory is valued at standard cost which approximates actual cost computed on a first-in, first-out basis, not in excess of market value. Inventory costs include direct materials and certain indirect manufacturing overhead expenses. Tanisys’ policy concerning inventory impairment charges is to establish a new, reduced cost basis for the affected inventory that remains until the inventory is sold or disposed. Only additional impairment charges could affect the cost basis. If subsequent to the date of impairment, it is determined that the impairment charges are recoverable, Tanisys does not increase the carrying costs of the affected inventory and corresponding income.

Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets, which range from three to seven years. Upon disposition, the cost and related accumulated depreciation or amortization are removed from the accounts and the resulting gain or loss is reflected in other income (expense) for that period. Expenditures for maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

Other Assets

     Other assets primarily include goodwill and other intangibles related to the acquisition of FIData, which were being amortized over a five-year period (see Note 5).

Treasury Stock

     During the year ended September 30, 2000, the Company’s Board of Directors approved the adoption of a common stock repurchase program. Under the terms of the program, the Company may purchase an aggregate $25.0 million of the Company’s common stock in the open market or in privately negotiated transactions. The Company records repurchased common stock at cost (see Note 11).

Revenue Recognition

     The Company recognized FIData’s transaction processing revenue when loans were processed. Implementation and customer service revenue was recognized when an agreement was in place, services had been rendered, the cost of services performed were determinable and collectibility was reasonably assured.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     Tanisys recognizes revenue when persuasive evidence of an arrangement exists, such as a purchase order; the related products are shipped to the purchaser, typically freight on board shipping point or at the time the services are rendered; the price is fixed or determinable; and collectibility is reasonably assured. Tanisys warrants products against defects and accrues the cost of warranting these products as the items are shipped. Tanisys’ sales to distribution partners are recognized as revenue upon the shipment of products because the distribution partners, like Tanisys’ other customers, have issued purchase orders with fixed pricing and are obligated to pay the Company.

Income Taxes

     Deferred tax assets and liabilities are recorded based on enacted income tax rates that are expected to be in effect in the period in which the deferred tax asset or liability is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax assets and liabilities. The effects of such adjustments are required to be included in income in the period in which the tax laws or rates are changed.

Net Loss Applicable to Common Stockholders

     Net loss applicable to common stockholders was as follows (in thousands):

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999

Net loss from continuing operations	$(38,426)	$(5,086)	$(26,579)	$(5,224)
Dividend and amortization of the value
of the beneficial on
stock issued by consolidated affiliate	(1,508)	—	—	—
Minority interest in consolidated
affiliate	1,508	—	—	—

Net loss applicable to common
stockholders	$(38,426)	$(5,086)	$(26,579)	$(5,224)

Net Loss per Common Share

     Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”, established standards for computing and presenting earnings per share for entities with publicly held common stock or potential common stock. As the Company had a net loss from continuing operations for the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the years ended September 30, 2000 and 1999, diluted EPS equals basic EPS, as potentially dilutive common stock equivalents are antidilutive in loss periods.

New Accounting Standards

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, which addresses the initial recognition of goodwill and other intangible assets acquired in a business combination and requires that all future business combinations be accounted for under the purchase method of accounting. In June 2001, the FASB also issued SFAS No. 142, “Goodwill and Other Intangible Assets”, which addresses the recognition and measurement of other intangible assets acquired outside of a business combination whether acquired individually or with a group of assets. In accordance with these statements, goodwill and certain intangible assets will no longer be amortized, but will be subject to at least an annual assessment of impairment. The Company adopted these statements on a prospective basis on January 1, 2002, although certain provisions of these statements have been applied to business combinations completed after June 30, 2001. Management does not believe the adoption of these statements will have an adverse impact on the financial statements of the Company in 2002 relative to business combinations completed before June 30, 2001.

     In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, which requires among other items, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element must be expensed using a systematic and rational method over its useful life. Management does not believe the adoption of SFAS No. 143 will have an adverse impact on the financial statements of the Company in 2002.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires, among other items, the application of one accounting model for long-lived assets that are impaired or to be disposed of by sale. Management does not believe the adoption of SFAS No. 144 will have an adverse impact on the financial statements of the Company in 2002.

Statements of Cash Flow

     Cash payments and non-cash activities during the periods indicated were as follows:

	Year Ended	Quarter Ended	Year Ended
	December 31,		September 30,
	2001	2000	2000	1999

(in thousands)
Cash payments for income taxes	$500	$—	$2,000	$11,694
Noncash investing and financing activities:
Tax benefit recognized in connection with stock option
exercises	—	—	37	1,089
Assets (disposed of) acquired in connection with FIData
(disposition) acquisition	(711)	—	4,966	—
Liabilities disposed of (acquired in) connection with FIData
disposition (acquisition)	355	—	(85)	—
Common stock issued in connection with FIData acquisition	—	—	4,881	—

Note 3. Acquisitions and Investments

Princeton

     The Company made its initial investment in Princeton during the year ended September 30, 1998. Princeton is a privately held company located in Princeton, New Jersey, specializing in electronic bill presentment and payment solutions utilizing the Internet and telephone. The Company accounts for its investment in Princeton under the equity method of accounting.

     In September 1998, the Company acquired 22% of the capital stock of Princeton for $10.0 million. During fiscal year 1999, the Company acquired additional shares of Princeton stock, increasing the Company’s ownership percentage to approximately 24% at September 30, 1999.

     In March 2000, the Company invested an additional $33.5 million equity investment, consisting of $27.0 million of convertible preferred stock and $6.5 million of common stock. In connection with this investment, the Company expensed $2.5 million of in-process research and development costs. In June 2000, under the terms of a Convertible Promissory Note, the Company advanced $5.0 million to Princeton. During the quarter ended September 30, 2000, the Convertible Promissory Note was converted into shares of Princeton preferred stock. The Company’s ownership percentage in Princeton as of September 30, 2000, was approximately 42.5% (see Note 18). The Company’s ownership percentage is based upon its voting interest in Princeton.

     In connection with the $33.5 million investment in Princeton, the Company acquired certain intangible assets, including goodwill and in-process research and development. In connection with the investment, the Company expensed approximately $2.5 million of its investment in Princeton as in-process research and development. In performing this allocation, the Company considered Princeton’s research and development projects in process at the date of acquisition, among other factors such as the stage of development of the technology at the time of investment, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The in-process research and development purchased from Princeton focused on next generation Internet-based bill publishing and payment systems and solutions. Due to their specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the projects failed.

     The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisals was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisals also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

     Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project is expected to be in line with historical industry accepted pricing. Due to the technological and economic risks associated with the developmental projects, a discount rate of 25% was used to discount cash flows from the in-process projects for Princeton. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the timing of completion and revenues attributable to each project.

     In April 2001, the Company contributed $15.0 million in an aggregate $22.5 million private convertible debt financing for Princeton. In exchange, the Company received $15.0 million of convertible promissory notes. In addition to the convertible debt, the Company also received warrants to purchase shares of Princeton’s convertible preferred stock.

     In November 2001, the Company advanced $1.8 million, of an aggregate $3.1 million, to Princeton under the terms of a secured debt financing. Under the terms of the debt financing with Princeton, the Company received a convertible promissory note secured by certain data center assets of Princeton. The note accrued interest at a rate per annum of 15% and the principal with accrued interest was payable in November 2002. Notwithstanding the terms set forth above, upon the occurrence of a qualifying change of control or equity financing of Princeton, the rate of interest under the note increased to a rate per annum equal to 50%, which shall be prepaid upon such event. If such payment was made, no additional interest would be payable.

     In December 2001, in conjunction with a recapitalization of the capital structure of Princeton, the Company invested $6.0 million, of an aggregate $8.5 million, in the preferred stock of Princeton through a private equity financing. In addition, the convertible promissory notes issued in April and November 2001, plus accrued interest, were converted into equity. The Company’s ownership percentage of the outstanding shares of Princeton as of December 31, 2001, was approximately 57.4%. The Company’s ownership percentage is based upon its voting interest in Princeton. The Company’s fully diluted ownership percentage of Princeton was approximately 49.0%. Although the Company’s ownership percentage is greater than 50%, the Company does not consolidate the financial statements of Princeton as the Company is not deemed to have control of Princeton. See Note 22.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FIData/Microbilt

     In November 1999, the Company completed the acquisition of FIData, a company located in Austin, Texas that provided Internet-based automated loan approval products to the financial services industries. Total consideration for the acquisition was approximately $4.2 million in cash and debt assumption and 1.1 million shares of the Company’s common stock. This acquisition has been accounted for as a purchase. Accordingly, the results of operations for FIData have been included in the Company’s consolidated financial statements and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net loss per common share since the date of acquisition. Approximately $7.4 million was recorded as goodwill and other intangibles and is included in other assets. During the quarter ended December 31, 1999, the Company expensed $1.7 million of in-process research and development acquired in connection with this acquisition.

     In connection with the acquisition of FIData, the Company acquired certain intangible assets, including goodwill and in-process research and development. In connection with the purchase, the Company expensed approximately $1.7 million of the purchase price of FIData as in-process research and development. In performing this allocation, the Company considered FIData’s research and development projects in process at the date of acquisition, among other factors such as the stage of development of the technology at the time of investment, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

     The in-process research and development purchased from FIData focused on next generation Internet-based automated loan approval products and banking systems and solutions. Due to their specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the projects failed.

     The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisals was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisals also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

     Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project is expected to be in line with historical industry accepted pricing. Due to the technological and economic risks associated with the developmental projects, a discount rate of 35% was used to discount cash flows from the in-process projects for FIData. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the timing of completion and revenues attributable to each project.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     In October 2001, the Company completed the merger of FIData into privately held Microbilt of Kennesaw, Georgia. Microbilt provides credit bureau data access and retrieval to the financial, healthcare, leasing, insurance, law enforcement, educational and utilities industries. In exchange for 100% of the stock of FIData, the Company received a 9% equity interest in Microbilt. The Company has valued, for accounting purposes, its investment in Microbilt to be approximately $0.4 million. In addition, the Company is entitled to appoint one member of Microbilt’s Board of Directors. The Company accounts for its investment in Microbilt under the cost method of accounting.

Tanisys

     In August 2001, the Company entered into a Series A Preferred Stock Purchase Agreement (“Purchase Agreement”) with Tanisys to purchase 1,060,000 shares of Tanisys’ Series A Preferred Stock for $1,060,000, in an aggregate $2,575,000 financing. Each share of Series A Preferred Stock is initially convertible into 33.334 shares of Tanisys’ common stock. The Company’s ownership percentage of the outstanding shares of Tanisys as of December 31, 2001, was approximately 35.2%. The Company’s ownership percentage is based upon its voting interest in Tanisys.

     In connection with the Purchase Agreement, Tanisys will make payments to the holders of the Series A Preferred Stock, to the extent its cash flow meets certain levels, until the holders have received the amount of their investment in the Series A Preferred Stock. At the sole option of the Company, these payments may be converted into additional shares of Series A Preferred Stock, in lieu of cash, to be delivered to the holders of the Series A Preferred Stock. Tanisys has agreed to issue additional shares of Series A Preferred Stock, equal to 50% of the then fully diluted common stock, to the holders of the Series A Preferred Stock if Tanisys fails to return the amount of their investment, plus cumulative dividends at the rate of 15% annually, by July 15, 2003. At the sole option of the Company, dividend payments may be converted into additional shares of Series A Preferred Stock, in lieu of cash, to be delivered to the holders of Series A Preferred Stock. Tanisys also agreed to issue, at up to six different times, additional shares of Series A Preferred Stock to the holders of the Series A Preferred Stock equal to 25% of the then fully diluted common stock, if Tanisys fails to meet any of certain financial requirements for six periods of time, beginning with the quarters ended September 30, 2001 and December 31, 2001, and then for the four six-month periods ending June 30, 2002, December 31, 2002, June 30, 2003 and December 31, 2003. Each failure to meet any one of the several financial requirements in any of the six periods will result in Tanisys being required to issue additional shares of Series A Preferred Stock, for no additional consideration, to the holders of the Series A Preferred Stock. Tanisys failed to meet the financial requirements for the quarters ended September 30, 2001 and December 31, 2001, resulting in the issuance of 999,051 and 1,340,510 additional shares, respectively, of Series A Preferred Stock to the holders of the Series A Preferred Stock.

     For accounting purposes, the Company is deemed to have control of Tanisys and therefore, must consolidate the financial statements of Tanisys. The Company consolidates the financial statements of Tanisys on a three-month lag, as the Company has a different year-end than Tanisys. Tanisys’ balance sheet as of September 30, 2001, has been consolidated with the Company’s balance sheet as of December 31, 2001. The statement of operations of Tanisys from the purchase date to September 30, 2001, has been consolidated with the Company’s statement of operations for the year ended December 31, 2001.

Sharps

     In October 2001, the Company participated in a private placement financing with publicly traded Sharps. Sharps, a Houston, Texas-based company, provides cost-effective logistical and training solutions for the hospitality and healthcare industries. The Company purchased 700,000 shares of Sharps’ common stock for $770,000, of an aggregate $1.2 million financing. Through the 700,000 shares of common stock, the Company owns approximately 7.1% of the voting securities of Sharps. The Company accounts for its ownership interest in Sharps under the cost method of accounting.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Coreintellect

     In March 2000, the Company completed the purchase of a voting preferred stock investment of $6.0 million in Coreintellect, a Dallas, Texas-based company that develops and markets Internet-based business-to-business products for the acquisition, classification, retention and dissemination of business-critical knowledge and information. In connection with this investment, the Company expensed $2.5 million of in-process research and development costs acquired.

     As of December 31, 2001, the Company’s investment in Coreintellect was $0, having been reduced by the Company’s portion of Coreintellect’s net losses. Coreintellect is currently negotiating the sale of its technology assets in a private transaction. Management does not anticipate its portion of the proceeds to be material.

     In connection with the investment in Coreintellect, the Company acquired certain intangible assets, including goodwill and in-process research and development. In connection with this allocation, the Company expensed approximately $2.5 million of its equity investment in Coreintellect as in-process research and development. In performing these allocations, the Company considered Coreintellect’s research and development projects in process at the date of acquisition, among other factors such as the stage of development of the technology at the time of investment, the importance of each project to the overall development plan, alternative future use of the technology and the projected incremental cash flows from the projects when completed and any associated risks.

     The in-process research and development purchase from Coreintellect focused on next generation Internet-based acquisition, classification, retention and dissemination of business-critical knowledge and information. Due to their specialized nature, the in-process research and development projects had no alternative future use, either for re-deployment elsewhere in the business or in liquidation, in the event the projects failed.

     The Income Approach was the primary technique utilized in valuing the purchased research and development. The valuation technique employed in the appraisals was designed to properly reflect all intellectual property rights in the intangible assets, including core technology. The value of the developed technology was derived from direct sales of existing products, including their contribution to in-process research and development. In this way, value was properly attributed to the engineering know-how embedded in the existing product that will be used in developmental products. The appraisals also considered the fact that the existing know-how diminishes in value over time as new technologies are developed and changes in market conditions render current products and methodologies obsolete. The assumptions underlying the cash flow projections used were derived primarily from investment banking reports, historical results, company records and discussions with management.

     Revenue estimates for each in-process project were developed by management and based on an assessment of the industry. Cost of goods sold for each project is expected to be in line with historical industry accepted pricing. Due to the technological and economic risks associated with the developmental projects, a discount rate of 40% was used to discount cash flows from the in-process projects for Coreintellect. The Company believes that the foregoing assumptions used in the forecasts were reasonable at the time of the acquisition. No assurance can be given, however, that the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, will transpire as estimated. For these reasons, actual results may vary from projected results. The most significant and uncertain assumptions relating to the in-process projects relate to the timing of completion and revenues attributable to each project.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Tanisys’ Financial Statements

     In August 2001, the Company invested $1,060,000 in Tanisys (see Note 3). For accounting purposes, the Company consolidates Tanisys into the financial statements of the Company under the purchase method of accounting. As the Company consolidates Tanisys on a three-month lag, Tanisys’ balance sheet as of September 30, 2001, including adjustments made under the purchase method of accounting, has been consolidated in the Company’s balance sheet as of December 31, 2001. Tanisys’ balance sheet consolidated herein is as follows (in thousands):

Cash and cash equivalents	$1,370
Accounts receivable, net of accumulated
depreciation of $119	601
Inventory: Raw materials Work in process Finished goods	721 36 285

Total inventory	1,042
Prepaids and other	140

Total current assets	3,153
Property and equipment	379
Accumulated depreciation	(15)

Net property and equipment	364
Other assets, net of accumulated amortization
of $2	148

Total assets	$3,665

Accounts payable	$502
Accrued liabilities	601
Revolving credit note	88

Total current liabilities	1,191
Other liabilities	77
Long-term debt to minority stockholders, net of
discount	207

Total liabilities	$1,475

Minority interest in consolidated affiliate	$1,228
Retained deficit	$(98)

     Tanisys’ statement of operations from the purchase date through September 30, 2001, has been consolidated in the Company’s statement of operations for the year ended December 31, 2001. Tanisys’ statement of operations consolidated herein is as follows (in thousands):

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Operating revenues	$686
Cost of revenues	367

Gross profit	319
Selling, general and administrative expenses	378
Research and development expenses	411
Depreciation and amortization expenses	16

Loss from continuing operations	(486)
Other income (expense):
Interest income	2
Interest expense	(110)
Other, net	(23)
Minority interest in consolidated affiliate	519

Total other income, net	388

Loss from continuing operations before income
tax benefit	$(98)

Net loss from continuing operations	$(98)
Dividend and amortization of the value of the
beneficial conversion feature on stock issued by
consolidated affiliate	(1,508)
Minority interest in consolidated affiliate	1,508

Net loss applicable to common stockholders	$(98)

Revolving credit note

     Tanisys entered into an Accounts Receivable Financing Agreement (“Debt Agreement”) with Silicon Valley Bank (“Silicon”) on May 30, 2001, to fund accounts receivable and provide working capital up to a maximum of $2.5 million. As of September 30, 2001, Tanisys owed $88,000 under the Debt Agreement. The applicable interest rate is prime plus 1.5%, decreasing to 1.0% if Tanisys meets 90% of its planned revenue. Tanisys failed to meet the financial covenants under the Debt Agreement as of September 30 and December 31, 2001, but received a waiver of the covenants from Silicon. In addition, Tanisys does not believe it will be able to meet the financial covenants for the quarter ended March 31, 2002 due to current economic conditions. However, Tanisys believes that Silicon will continue to provide financing of Tanisys’ accounts receivable, although the terms of the financing may be less favorable.

Long-term debt to minority stockholders, net of discount

     In connection with the Purchase Agreement, Tanisys will make payments to the holders of the Series A Preferred Stock, to the extent its cash flow meets certain levels, until the holders have received the amount of their investment in the Series A Preferred Stock. The liability was recorded at a fair market value of $0.2 million in the consolidated financial statements and will be accreted up to $1.6 million through July 2003 using the effective interest method. The accretion of the discount will be recorded as interest expense and allocated to the minority interest in consolidated affiliate.

Beneficial conversion feature

     The beneficial conversion feature for the convertible Series A Preferred Stock, in the amount of $4.5 million is limited to the proceeds allocated to the Series A Preferred Stock of $1.5 million. Due to the Series A Preferred Stock being immediately convertible, the $1.5 million has been recorded as a dividend and allocated to the minority interest in consolidated affiliate.

No Assurance of Operating Results

     In general, Tanisys has no firm long-term volume commitments from its customers and typically enters into individual purchase orders. Customer purchase orders are subject to change, cancellation or delay with little or no consequence to the customer. The replacement of canceled, delayed or reduced purchase orders with new business cannot be assured. Tanisys’ business, financial condition and results of operations will depend significantly on its ability to obtain purchase orders from existing and new customers, upon the financial condition and success of its customers, the success of customers’ products, the semiconductor market and the overall economy. Factors affecting the industries of Tanisys’ major customers could have a material adverse effect on the business, financial condition and results of operations of Tanisys.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Other Assets

Other assets is comprised of the following (in thousands):

	December 31,		September 30,
	2001	2000	2000

Goodwill-FIData, net of accumulated amortization
of $0, $1,717 and $1,348, respectively	$—	$5,652	$6,016
Executive deferred compensation assets	638	670	569
Other non-current assets, net of accumulated
amortization of $2, $0 and $0, respectively	200	453	199

Total other assets	$838	$6,775	$6,784

Note 6. Investments in Affiliates

Investments in affiliates is comprised of the following (in thousands):

	December 31,		September 30,
	2001	2000	2000

Investment in Princeton:
Cash investments	$73,697	$50,919	$50,919
In-process research and development costs	(4,465)	(4,465)	(4,465)
Amortization and equity loss pick-up	(41,372)	(15,435)	(11,545)
Impairment of investment in Princeton	(1,777)	—	—
Other	(805)	(342)	(244)

Net investment in Princeton	25,278	30,677	34,665

Investment in Coreintellect:
Cash investment	6,000	6,000	6,000
In-process research and development costs	(2,500)	(2,500)	(2,500)
Amortization and equity loss pick-up	(3,556)	(663)	(333)
Other	56	5	—

Net investment in Coreintellect	—	2,842	3,167

Investment in Sharps:
Cash investment	770	—	—
Other	2	—	—

Net investment in Sharps	772	—	—

Investment in Microbilt:
Equity investments	348	—	—
Other	6	—	—

Net investment in Microbilt	354	—	—

Total investments in affiliates	$26,404	$33,519	$37,832

A-28

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Income Taxes

The income tax benefit is comprised of the following (in thousands):

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999

Current:
Federal	$776	$266	$4,460	$1,898
State	44	15	255	108

Total	$820	$281	$4,715	$2,006

     The income tax benefit differs from the amount computed by applying the statutory federal income tax rate of 35% to loss from continuing operations before income tax benefit. The reasons for these differences were as follows (in thousands):

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999

Computed income tax benefit at
statutory rate	$13,736	$1,878	$10,953	$2,531
(Decrease) increase in taxes resulting from:
Nondeductible in-process research
and development expenses	—	—	(2,333)	—
Nondeductible losses in affiliates	(10,712)	(1,477)	(3,524)	(633)
Nondeductible goodwill amortization
and impairment	(2,116)	(129)	(471)	—
State income taxes, net of federal
benefit	45	14	255	108
Other, net	(133)	(5)	(165)	—

Income tax benefit	$820	$281	$4,715	$2,006

The tax effect of significant temporary differences, which comprise the deferred tax liability, is as follows:

	December 31,		September 30,
	2001	2000	2000

Deferred tax asset:
Net loss carryforward	$1,281	$2,542	$2,823
Valuation allowance	(1,281)	(2,542)	—
Deferred tax liability:
Estimated tax liability	(174)	(2,525)	(5,629)

Net deferred tax liability	$(174)	$(2,525)	$(2,806)

     As of December 31, 2001, the Company has a federal tax loss carryforward of $3.7 million, which expires in 2019. Realization of the Company’s carryforward is dependent on future taxable income. The Company cannot assess at this time whether or not the carryforward will be realized, therefore a valuation allowance has been recorded as shown above.

Note 8. Debt

     In December 1996, the Company secured a $50.0 million revolving line of credit facility with certain lenders primarily for use of its LEC Billing division to draw upon to advance funds to its billing customers prior to the collection of the funds from the local exchange carriers. This credit facility terminated on March 20, 2000. The Company currently does not have a need for a line of credit due to its cash resources on hand.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Leases

     The Company leases certain equipment and office space under operating leases. Rental expense was $311,000 for the year ended December 31, 2001, $159,000 for the transition quarter ended December 31, 2000, $3,000 for the year ended September 30, 2000 and $0 for the year ended September 30, 1999. Future minimum lease payments under non-cancelable operating leases as of December 31, 2001 are $210,000 for the year ended December 31, 2002, $164,000 for the year ended December 31, 2003, $13,000 for the year ended December 31, 2004 and $0 for all years thereafter. Subsequent to December 31, 2001, the Company entered into a sublease agreement for approximately 3,000 square feet of its office space. Under this sublease agreement, the Company’s future minimum lease payments will be reduced by approximately $40,000 for the year ended December 31, 2002, $44,000 for the year ended December 31, 2003 and $4,000 for the year ended December 31, 2004.

Note 10. Share Capital

     On July 10, 1996, the Company, upon authorization of the Board of Directors, adopted a Shareholder Rights Plan (“Rights Plan”) and declared a dividend of one preferred share purchase right on each share of its outstanding common stock. The rights will become exercisable if a person or group acquires 15% or more of the Company’s common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company’s common stock. These rights, which expire on July 10, 2006, entitle stockholders to buy one ten-thousandth of a share of a new series of participating preferred shares at a purchase price of $130 per one ten-thousandth of a preferred share. The Rights Plan was designed to ensure that stockholders receive fair and equal treatment in the event of any proposed takeover of the Company.

     No cash dividends were paid on the Company’s common stock during the year ended December 31, 2001, the transition quarter ended December 31, 2000 or the years ended September 30, 2000 and 1999.

Note 11. Treasury Stock

     During the year ended September 30, 2000, the Company’s Board of Directors approved the adoption of a common stock repurchase program. Under the terms of the program, the Company can purchase an aggregate $25.0 million of the Company’s common stock in the open market or in privately negotiated transactions. During the year ended December 31, 2001, the Company purchased $1.3 million, or 1,437,700 shares, of treasury stock. During the transition quarter ended December 31, 2000, the Company purchased $16.9 million, or 6,349,600 shares, of treasury stock. During the year ended September 30, 2000, the Company purchased $1.9 million, or 504,800 shares, of treasury stock. As of December 31, 2001, the Company had purchased an aggregate $20.1 million, or 8.3 million shares, of treasury stock under this program. The Company cancelled all treasury stock outstanding under this program during the year ended December 31, 2001.

Note 12. Stock Options and Stock Purchase Warrants

     The Company has adopted the NCEH 1996 Employee Comprehensive Stock Plan (“Comprehensive Plan”) and the NCEH 1996 Non-Employee Director Plan (“Director Plan”) under which officers and employees, and non-employee directors, respectively, of the Company and its affiliates are eligible to receive stock option grants. Employees of the Company are also eligible to receive restricted stock grants under the Comprehensive Plan. The Company has reserved 14.5 million and 1.3 million shares of its common stock for issuance pursuant to the Comprehensive Plan and the Director Plan, respectively. Under each plan, options vest and expire pursuant to individual award agreements; however, the expiration date of unexercised options may not exceed ten years from the date of grant under the Comprehensive Plan and five and seven years for automatic and discretionary grants, respectively, under the Director Plan.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     For those employees who became Platinum employees in connection with the Transaction, the Company offered two elections to amend their options. Under the first election, as long as the employee did not voluntarily terminate employment with Platinum within six months of the date of the Transaction, all vested options at the time of the Transaction remain exercisable for eighteen months subsequent to the Transaction. All unvested options at the time of the Transaction vested six months subsequent to the Transaction and shall remain exercisable for twelve months from such vesting date. In April 2002, 2,143,091 options will expire for those Platinum employees who selected the first election. Under the second election, as long as the employee remains a Platinum employee, their options continue to vest according to their vesting schedule and remain exercisable through the expiration date as defined in the respective agreement. The compensation expense related to the amendment of the vesting periods was minimal.

     Option activity for the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the years ended September 30, 2000 and 1999 is summarized as follows:

	Number of Shares	Weighted Average Exercise Price

Outstanding, September 30, 1998	5,999,674	$11.46
Granted	3,069,139	$6.18
Canceled	(620,001)	$15.72
Exercised	(467,643)	$10.33

Outstanding, September 30, 1999	7,981,169	$9.53
Granted	1,646,780	$4.40
Canceled	(1,177,435)	$8.21
Exercised	(54,495)	$4.07

Outstanding, September 30, 2000	8,396,019	$8.74
Granted	828,500	$2.11
Canceled	(292,920)	$7.80

Outstanding, December 31, 2000	8,931,599	$8.16
Granted	1,852,333	$0.57
Canceled	(2,117,518)	$8.64
Exercised	(4,278)	$1.98

Outstanding, December 31, 2001	8,662,136	$6.42

     At December 31, 2001 and 2000 and September 30, 2000 and 1999, stock options to purchase an aggregate of 6,820,182, 5,664,479, 5,456,155 and 3,273,766 shares were exercisable and had weighted average exercise prices of $7.78, $9.79, $10.15 and $10.89 per share, respectively.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock options outstanding and exercisable at December 31, 2001, were as follows:

Options Outstanding	Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life (years)	Remaining Average Exercise Price	Weighted Number Exercisable	Weighted Average Exercise Price

$ 0.42 - $ 1.98	1,785,002	6.8	$ 0.52	497,755	$ 0.53
$ 2.00 - $ 3.31	1,245,442	4.6	$ 2.53	936,443	$ 2.67
$ 4.25 - $ 6.88	2,231,511	2.8	$ 4.61	2,007,761	$ 4.62
$ 8.06 - $ 9.97	1,660,181	1.5	$ 8.43	1,638,223	$ 8.43
$10.19 - $29.00	1,740,000	1.8	$15.65	1,740,000	$15.65

	8,662,136	3.4	$ 6.42	6,820,182	$ 7.78

     The Company has adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” but has elected to apply APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock option plans as allowed under SFAS No. 123. Accordingly, the Company has not recognized compensation expense for stock options granted where the exercise price is equal to the market price of the underlying stock at the date of grant. During the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the years ended September 30, 2000 and 1999, the Company recognized $0, $0, $240,000 and $255,000, respectively, of compensation expense for options granted below the market price of the underlying stock on such measurement date. In addition, in accordance with the provisions of APB Opinion No. 25, the Company has not recognized compensation expense for employee stock purchased under the NCEH Employee Stock Purchase Plan (“ESPP”).

     Had compensation expense for the Company’s stock options granted and ESPP purchases during the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the years ended September 30, 2000 and 1999 been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, pro forma net (loss) income and net (loss) income per common share would have been as follows (in thousands, except per share data):

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999

Pro forma net (loss) income	$(40,681)	$(6,552)	$(47,128)	$12,146
Pro forma net (loss) income per
common share - basic and diluted	$(1.17)	$(0.17)	$(1.18)	$0.33

The fair value for these options was estimated at the respective grant dates using the Black-Scholes option-pricing model with the following weighted average assumptions:

	Year Ended December 31,	Quarter Ended December 31,	Year Ended September 30,
	2001	2000	2000	1999
Expected volatility	95.08%	95.08%	77.00%	66.00%
Expected dividend yield	0.00%	0.00%	0.00%	0.00%
Expected life (years)	2.5	2.5	2.5	2.5
Risk-free interest rate	3.16%	5.98%	5.95%	5.35%

A-32

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The weighted average fair value and weighted average exercise price of options granted where the exercise price was equal to the market price of the underlying stock at the grant date were $0.30 and $0.57 for the year ended December 31, 2001, $1.26 and $2.06 for the transition quarter ended December 31, 2000, $2.58 and $4.09 for the year ended September 30, 2000 and $3.56 and $6.18 for the year ended September 30, 1999, respectively. For purposes of the pro forma disclosures, the estimated fair value of options is amortized to pro forma compensation expense over the options’ vesting periods.

Note 13. Benefit Plans

     In November 2000, the Company established the NCEH 401(k) Plan (the “Plan”) for eligible employees of the Company. Generally, all employees of the Company who are at least 21 years of age and who have completed one-half year of service are eligible to participate in the Plan. The Plan is a defined contribution plan which provides that participants may make voluntary salary deferral contributions, on a pretax basis, between 1% and 15% of their compensation in the form of voluntary payroll deductions, up to a maximum amount as indexed for cost-of-living adjustments. The Company will match a participant’s salary deferral, up to 5% of a participant’s compensation. The Company may make additional discretionary contributions. No discretionary contributions were made during the year ended December 31, 2001 or the transition quarter ended December 31, 2000. The Company’s matching contributions to this plan totaled approximately $66,000 and $17,000 for the year ended December 31, 2001 and the transition quarter ended December 31, 2000, respectively.

     Prior to November 2000, the Company had established the BCC 401(k) Retirement Plan (the “Retirement Plan”). The Retirement Plan was assumed by Platinum in connection with the Transaction (see Note 21).

Note 14. Impairment

     During the year ended December 31, 2001, the Company evaluated the long-lived assets of FIData for impairment in accordance with SFAS No. 121. The Company compared the net realizable value of the long-lived assets of FIData against the carrying value of those assets to determine the impairment write-down. The Company recorded a $5.0 million impairment, which consisted of $4.5 million related to goodwill (carrying value prior to write-down was $4.5 million) and $0.5 million related to capitalized software (carrying value prior to write-down was $0.8 million). This impairment is included in loss from continuing operations as goodwill impairment.

     During the year ended December 31, 2001, the Company evaluated its investment in Princeton for impairment in accordance with SFAS No. 121. The Company compared the net realizable value of its investment in Princeton against the carrying value of the investment to determine the impairment write-down. The Company recorded a $1.8 million impairment write-down, which is included in other income (expense) as impairment of investments in affiliates.

Note 15. Special Charges

     During the year ended September 30, 2000, the Company recognized special charges in the amount of $2.2 million. The special charges related primarily to the $1.7 million of in-process research and development expenses acquired in connection with the acquisition of FIData (see Note 3).

Note 16. Realized Gains on Available-for-Sale Securities

     In January 2001, the Company invested $15.0 million in a portfolio of fixed income securities. The Company classified these investments as available-for-sale securities in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. The maturities of these investments ranged from two to five years. The Company sold $1.0 million and $0.5 million of the investments in April and May 2001, respectively. In June 2001, the Company re-invested the $1.5 million in the investments, for a net investment of $15.0 million. In September 2001, the Company sold the $15.0 million investment due to changes in the market conditions of fixed income securities. The Company realized a $0.6 million gain on the sale of these securities. The Company invested the proceeds from the sale into short-term securities.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Commitments and Contingencies

     A lawsuit was filed on December 31, 1998, in the United States District Court in San Antonio, Texas by an alleged stockholder of the Company against the Company and various of its officers and directors, alleging unspecified damages as a result of alleged false statements in various press releases prior to November 19, 1998. In September 1999, the United States District Court for the Western District of Texas entered an order and judgment dismissing the plaintiff’s lawsuit. The plaintiff noticed an appeal of that decision on September 29, 1999. In November 2000, the United States Court of Appeals for the Fifth Circuit dismissed the appeal pursuant to a stipulation of the parties and settlement.

     As previously disclosed, the Company has been engaged in discussion with the staff of the Federal Trade Commission’s (“FTC”) Bureau of Consumer Protection regarding a proposed complaint by the FTC alleging potential liability arising primarily from the alleged cramming of charges for non-regulated telecommunication services by certain of the Company’s customers. Cramming is the addition of charges to a telephone bill for programs, products or services the consumer did not knowingly authorize. These allegations related to business conducted by the subsidiaries sold by the Company on October 23, 2000. In August 2001, the Company reached a settlement with the FTC, which included a payment to the FTC of $350,000. This settlement fully resolves all issues related to the FTC’s inquiry.

     The Company is involved in various other claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims, litigation or proceedings to which the Company is a party will have a material adverse effect on the Company’s financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s results of operations for the fiscal period in which such resolution occurs.

Note 18. Summarized Financial Information for Unconsolidated Subsidiary

     The Company accounts for its investment in Princeton under the equity method. The Company’s ownership percentage in Princeton was 57.4%, 42.4% and 42.5% as of December 31, 2001, December 31, 2000 and September 30, 2000, respectively. As the Company records the equity in net loss of Princeton on a three-month lag, the unaudited summarized financial information for Princeton as of September 30, 2001 is presented in the table below (in thousands).

	September 30,		June 30,
	2001	2000	2000
Current assets	$20,496	$38,703	$14,676
Non-current assets	21,175	12,894	11,944
Current liabilities	44,794	15,660	12,626
Non-current liabilities	408	185	2,282
Manditorily redeemable convertible
preferred stock	65,645	57,313	—

A-34

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Year Ended	Quarter Ended	Year Ended
	September 30,		June 30,
	2001	2000	2000
Total revenues	$19,920	$3,807	$8,078
Gross profit	3,442	1,745	1,980
Loss from operations	(42,501)	(6,960)	(20,143)
Net loss	(59,435)	(6,888)	(20,097)

     The net loss of $59.4 million for the year ended September 30, 2001, includes impairment charges totaling $13.3 million. Approximately $10.7 million of the impairment charges relate to the impairment of the long-lived assets acquired through the Quicken Bill Manager acquisition (see further discussion below). The impairment of the long-lived assets was measured by Princeton due to factors including accumulated costs significantly in excess of the amount originally expected, a significant current period operating and cash flow loss and a projection that demonstrated continuing losses associated with these assets. The additional impairment charges of $2.6 million relate to capitalized software license fees used by Princeton to generate revenues from multiple customers. The solutions to generate these revenues were no longer being utilized by Princeton’s customers and therefore the assets were impaired. Princeton’s complete audited financial statements as of December 31, 2001, are filed as an exhibit to this Form 10-K.

     In May 2001, Princeton announced its acquisition of Quicken Bill Manager from Intuit Inc. (“Intuit”). Quicken Bill Manager provides online bill presentment and payment services by processing payments for customers utilizing Intuit’s Quicken personal financial management software. Under the terms of the acquisition agreement, Princeton acquired the assets of Intuit’s Quicken Bill Manager through the purchase of certain technologies from Intuit and all of the outstanding shares of Venture Finance Services Corp., a wholly owned subsidiary of Intuit.

     The pro forma adjustments to the Company’s financial statements relate to the additional equity in net loss of affiliates the Company would have recorded had Princeton acquired Quicken Bill Manager at the beginning of the period presented. The following pro forma financial information for the Company is provided for the year ended September 30, 2000, the transition quarter ended December 31, 2000 and the year ended December 31, 2001, based upon the assumption that Princeton had acquired Quicken Bill Manager as of October 1, 1999.

     For the year ended September 30, 2000, the Company recorded equity in net loss of affiliates of $10.1 million, loss from continuing operations before income tax benefit of $31.3 million, net loss from continuing operations of $26.6 million and net loss of $42.4 million. The basic and diluted net loss from continuing operations per share and the net loss per share were $0.67 and $1.06, respectively. Had the Transaction occurred on October 1, 1999, the Company would have recorded an additional equity in net loss of affiliates of $15.0 million. Including the pro forma adjustment, the Company would have recorded total equity in net loss of affiliates of $25.1 million, loss from continuing operations before income tax benefit of $46.3 million, net loss from continuing operations of $41.6 million and net loss of $57.4 million. The basic and diluted net loss from continuing operations per share and the net loss per share would have been $1.05 and $1.44, respectively. The pro forma adjustment decreases the balance of investments in affiliates from $37.8 million to $22.8 million as of September 30, 2000.

     For the transition quarter ended December 31, 2000, the Company recorded equity in net loss of affiliates of $4.2 million, loss from operations before income tax benefit of $5.4 million and net loss of $5.1 million. The basic and diluted net loss per share was $0.13. Had the transaction occurred on October 1, 1999, the Company would have recorded an additional equity in net loss of affiliates of $5.5 million. Including the pro forma adjustment, the Company would have recorded total equity in net loss of affiliates of $9.7 million, loss from operations before income tax benefit of $10.9 million and net loss of $10.6 million. The basic and diluted net loss per share would have been $0.27. The cumulative pro forma adjustments decrease the balance of investments in affiliates from $33.5 million to $13.0 million as of December 31, 2000.

     For the year ended December 31, 2001, the Company recorded equity in net loss of affiliates of $28.8 million, loss from continuing operations before income tax benefit of $39.2 million, net loss from continuing operations of $38.4 million and net loss of $36.0 million. The basic and diluted net loss from continuing operations per share and net loss per share were $1.10 and $1.03, respectively. Had the Transaction occurred on October 1, 1999, the Company would have recorded an additional equity in net loss of affiliates of $4.1 million. Including the pro forma adjustment, the Company would have recorded total equity in net loss of affiliates of $32.9 million, loss from continuing operations before income tax benefit of $43.3 million, net loss from continuing operations of $42.5 million and net loss of $40.1 million. The basic and diluted net loss from continuing operations per share and net loss per share would have been $1.22 and $1.15, respectively. The cumulative pro forma adjustments decrease the December 31, 2001 balance of investments in affiliates from $26.4 million to $1.7 million.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     In the first quarter of 2002, Princeton suspended its development of the Quicken Bill Manager as a result of an overall corporate shift in focus and an effort to reduce expenditures. Princeton continues to retain the front-end technology acquired from Intuit, but is currently placing greater emphasis on its core transaction processing businesses.

     Since its inception, Princeton has incurred significant costs to develop and enhance its technology, to establish marketing and customer relationships and to build its capital infrastructure and administrative organization. As a result, Princeton has historically incurred significant operating losses and expects to generate an operating loss for the year ended December 31, 2002. Subsequent to December 31, 2001, Princeton has received proceeds of $8.5 million from the sale of its mandatorily redeemable convertible preferred stock (of which the Company contributed $1.5 million (see Note 22)). Additionally, Princeton secured an unconditional commitment from various investors to purchase $8.5 million of mandatorily redeemable convertible preferred stock during the year ended December 31, 2002 (of which the Company committed $3.75 million (see Note 22)). Through April 2002, Princeton has received $2.7 million of the aggregate $8.5 million commitment (of which the Company contributed $1.8 million (see Note 22)). Princeton believes that its current cash and cash equivalents coupled with the proceeds received subsequent to December 31, 2001 and the additional capital available under the investor commitment will be sufficient to fund its operations and execute its strategy through March 2003. To the extent that Princeton does not meet its targeted financial goals for 2002, Princeton’s business, results of operations and financial condition may be materially and adversely affected.

Note 19. Related Parties

     From time to time, the Company has made advances to or was owed amounts from certain officers of the Company. The highest aggregate amount outstanding of advances to officers during the years ended September 2000 and 1999 was $252,000. The Company had a $50,000 note receivable bearing interest at 10.0% from an officer of the Company at September 30, 2000. The Company had a $69,000 note receivable bearing interest at 7.0% from an officer of the Company at September 30, 1999. In January 2000, the Company forgave a certain note receivable from an officer of the Company with a principal balance and accrued interest totaling approximately $70,000, in lieu of a cash bonus. In April 2000, the Company forgave a certain note receivable from an officer of the Company with a principal balance and accrued interest totaling approximately $133,000, in lieu of a cash bonus.

     On April 5, 2000, the Board of Directors of the Company approved a restricted stock grant to the Chief Executive Officer (“CEO”) of the Company. The restricted stock consists of Princeton equity, equal to 2% of Princeton’s fully diluted shares. The restricted stock grant vests on April 30, 2003. The Company expenses the fair market value of the restricted stock grant over the three-year period ending April 30, 2003. The Company recognized $600,000, $150,000 and $300,000 during the year ended December 31, 2001, the transition quarter ended December 31, 2000 and the year ended September 30, 2000, respectively, as compensation expense related to the stock grant. The Company estimates it will recognize $600,000 as compensation expense related to the stock grant during the year ended December 31, 2002.

     The Company chartered a jet airplane from a company associated with an officer/director of the Company. Under the terms of the charter agreement, the Company was obligated to pay annual minimum fees of $500,000 over the five years ending March 31, 2003, for such charter services. During the quarter ended September 30, 2000, the Company terminated this contract with no future obligations. During the years ended September 30, 2000 and 1999, the Company paid approximately $615,000 and $727,000, respectively, in fees related to this agreement.

     During the year ended September 30, 1999, the Company entered into an agreement to guarantee the terms of Princeton’s lease for office space at 650 College Road, Princeton, New Jersey. Through December 2009, the payments remaining under the terms of the lease approximate $9.6 million. This guarantee terminates should Princeton raise $25.0 million of capital through an initial public offering. Subsequent to December 31, 2001, Princeton’s management has been in negotiations with the landlord of the office space to replace the Company’s guarantee with an alternative security. Although no assurances can be made, it is Princeton’s intention to provide sufficient security in order to eliminate the need for the Company’s guarantee. The Company does not believe it is probable that the lease guarantee will be exercised.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The CEO of the Company also served as Chairman of the Board of Tanisys at the time of the Company’s investment in Tanisys and until his resignation in February 2002. The Company also appointed the Company’s CFO and one of its’ Board members to the Board of Tanisys. In the first quarter of 2002, upon the resignation of the Company’s CEO as Chairman of the Board of Tanisys, another member of the Company’s Board became Chairman of the Board and CEO of Tanisys. Therefore, three of the five members of the Board of Tanisys are officers or directors of the Company.

     The CEO of the Company also serves as Chairman of the Board of Princeton. In August 2001, the Company also appointed the Company’s CFO to the Board of Princeton.

     The Company’s CEO and one of its’ Board members serve on the Board of Sharps and did so at the time the Company invested in Sharps. The Company’s CFO serves as an advisor to the Board of Sharps.

     The CFO of the Company serves on the Board of Microbilt.

Note 20. Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
(In thousands, except per share data)	December 31, 2001	September 30, 2001	June 30, 2001	March 31, 2001
Operating revenues	$747	$169	$153	$118
Loss from continuing operations	(1,944)	(7,495)	(2,985)	(2,654)
Net loss from continuing operations	(15,719)	(12,224)	(7,016)	(3,467)
Net income from disposal of discontinued
operations	885	—	—	1,500
Net loss	(14,834)	(12,224)	(7,016)	(1,967)
Basic and diluted net income (loss) per common share:
Net loss from continuing operations	(0.45)	(0.35)	(0.20)	(0.10)
Net income from disposal of discontinued
operations	0.03	—	—	0.04
Net loss	(0.42)	(0.35)	(0.20)	(0.06)

		Quarter Ended December 31, 2000
Operating revenues		$163
Loss from continuing operations		(2,316)
Net loss		(5,086)
Net loss per common share - basic and diluted		(0.13)

A-37

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Quarter Ended
	September 30, 2000	June 30, 2000	March 31, 2000	December 31, 1999
Operating revenues	$173	$109	$97	$31
Loss from continuing operations	(2,342)	(3,572)	(5,046)	(5,343)
Net loss from continuing operations	(5,544)	(5,929)	(10,003)	(5,103)
Net income (loss) from discontinued operations	(1,010)	(3,128)	(3,870)	1,443
Net income from disposal of discontinued
operations	(9,277)	—	—	—
Net loss	(15,831)	(9,057)	(13,873)	(3,660)
Basic and diluted net income (loss) per common share:
Net loss from continuing operations	(0.13)	(0.14)	(0.26)	(0.14)
Net income (loss) from discontinued operations	(0.02)	(0.08)	(0.10)	0.04
Net income from disposal of discontinued
operations	(0.23)	—	—	—
Net loss	(0.38)	(0.22)	(0.36)	(0.10)

Note 21. Discontinued Operations

The following table shows the balance sheets of the Transaction Processing and Software divisions, as they were reported as discontinued operations (in thousands):

September 30, 2000
Current assets:
Cash and cash equivalents	$102,157
Accounts receivable, net of allowance for doubtful
accounts of $4,627	27,173
Purchased receivables	16,213
Prepaids and others	1,257

Total current assets	146,800
Property and equipment	52,242
Accumulated depreciation	(29,652)

Net property and equipment	22,590
Other assets, net of accumulated amortization of $5,526	24,755

Total assets	$194,145

Current liabilities:
Trade accounts payable	$15,926
Accounts payable - billing customers	104,856
Accrued liabilities	24,642

Total current liabilities	145,424
Other liabilities	292
Deferred income taxes	1,643

Total liabilities	$147,359

A-38

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     The following table shows the operating results of the Transaction Processing and Software divisions (in thousands):

	For the Year Ended September 30,
	2000	1999

Transaction Processing revenues	$113,085	$135,403
Software revenues	31,522	45,921

Total revenues	144,607	181,324
Cost of revenues	100,010	109,519

Gross profit	44,597	71,805
Selling, general and administrative expenses	34,911	29,996
Research and development expenses	11,763	5,725
Advance funding program income, net	(1,856)	(3,673)
Depreciation and amortization expenses	11,273	9,286
Special charges	1,216	1,529

(Loss) income from discontinued operations	(12,710)	28,942
Other income (expense):
Interest income	6,381	5,805
Interest expense	(33)	(16)
Other, net	(432)	(100)

Total other income, net	5,916	5,689

(Loss) income from discontinued operations before
income tax benefit (expense)	(6,794)	34,631
Income tax benefit (expense)	229	(13,585)

Net (loss) income from discontinued operations	$(6,565)	$21,046

A-39

Revenue Recognition Policies

     The Company recognized revenue from its Transaction Processing services when records that were to be billed and collected by the Company were processed. Revenue from the sale of convergent billing systems, including the licensing of software rights, was recognized at the time the product was delivered to the customer, provided that the Company had no significant related obligations or collection uncertainties remaining. If there were significant obligations related to the installation or development of the system delivered, revenue was recognized in the period that the Company fulfilled the obligation. Services revenue related to the Software division were recognized in the period that the services were provided. The Company recorded bad debt expense of $6.8 million and $1.8 million and bad debt expense write-offs of $3.8 million and $0.5 million to its allowance for doubtful accounts for the years ended September 30, 2000 and 1999, respectively.

Leases

     The Company leased certain equipment and office space under operating leases for discontinued operations. Rental expense was $4.7 million and $3.9 million for the years ended September 30, 2000 and 1999, respectively. Under the terms of the Transaction, all leases associated with the Transaction Processing and Software divisions were assumed by Platinum. The Company guaranteed two of the operating leases of the divested divisions. Management does not believe that the guarantees will be exercised.

Acquisitions

     In October 1998, the Company acquired Expansion Systems Corporation (“ESC”), a privately held company headquartered in Glendale, California, that developed and marketed billing and registration systems to Internet service providers under its flagship products TotalBill and InstantReg. An aggregate of 170,000 shares of the Company’s common stock was issued in connection with this transaction, which has been accounted for as a pooling of interests. The consolidated financial statements for period prior to the combination have not been restated to include the accounts and results of operations of ESC due to the transaction not having a significant impact on the Company’s prior period financial position or results of operations as none of ESC’s assets, liabilities, revenues, expenses or income (loss) exceeded two percent of the Company’s consolidated respective amounts as of or for any of the three years in the period ended September 30, 1998.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

     In December 1998, the Company completed the merger of Communication Software Consultants, Inc. (“CommSoft”) in consideration of 2,492,759 shares of the Company’s common stock. CommSoft was a privately held, international software development and consulting firm specializing in the telecommunications industry. The business combination was accounted for as a pooling of interests. The consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of CommSoft. The revenues and net income for CommSoft from October 1, 1998 to the date of the merger were approximately $3.8 million and $0.4 million, respectively.

     In April 2000, the Company completed the acquisition of Operator Service Company (“OSC”), a Lubbock, Texas-based provider of inbound directory assistance, interactive voice response and customer relationship management services to the telecommunications and consumer products industries. The Company acquired OSC through the issuance of 3.8 million shares of common stock, of which 0.7 million shares were held in escrow until achievement of a certain level of earnings. This acquisition was accounted for under the purchase method of accounting. Accordingly, the results of operations of OSC have been included in the Company’s consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net loss per common share, since the date of acquisition. A portion of the total purchase price of $19.2 million has been allocated to assets acquired and liabilities assumed based on estimated fair market value at the date of acquisition. The additional balance of $17.1 million was recorded as goodwill and was being amortized over twenty years on a straight-line basis. In connection with the Transaction, the 0.7 million shares held in escrow were released.

Special Charges

     During the quarter ended March 31, 2000, the Company recognized special charges in the amount of $1.2 million related to severance related costs. During the quarter ended June 30, 2000, the Company recorded a $3.5 million special charge related to the Software division. The charge was a result of the narrowing of various software product offerings, the refocusing of software development efforts and a reserve associated with a significant customer account.

Benefit Plans

     The BCC 401(k) Retirement Plan (the “Retirement Plan”) was assumed by Platinum in connection with the Transaction. Participation in the Retirement Plan was offered to eligible employees of the Company. Generally, all employees of the Company who were at least 21 years of age or older and who had completed six months of service during which they worked at least 500 hours were eligible for participation in the Retirement Plan. The Retirement Plan was a defined contribution plan which provided that participants generally make voluntary salary deferral contributions, on a pretax basis, of between 1% and 15% of their compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. The Company made matching contributions as a percentage determined annually of the first 5% of a participant’s compensation contributed as salary deferral. The Company could have made additional discretionary contributions. No discretionary contributions were made during the years ended September 30, 2000 or 1999. The Company’s matching contributions to this plan totaled approximately $894,000 and $635,000 during the years ended September 30, 2000 and 1999, respectively.

NEW CENTURY EQUITY HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 22. Subsequent Events (Unaudited)

     In February 2002, the Company received a $328,000 payment (principal and interest) on a promissory note from an Austin, Texas-based technology company. The Company anticipates receiving a final $300,000 payment on the promissory note during the quarter ending June 30, 2002.

     During the quarter ended March 31, 2002, the Company invested $1.5 million, of an aggregate $2.5 million equity financing, in Princeton. In exchange for its investment, the Company received 1.5 million shares of Princeton’s manditorily redeemable convertible preferred stock. Subsequent to this investment, the Company’s ownership percentage of the outstanding shares of Princeton was approximately 57.5%. The Company’s ownership interest is based upon its voting interest. The Company’s fully diluted ownership was approximately 49.5% subsequent to this investment.

     In April 2002, the Company committed to finance $3.75 million, of an aggregate $8.5 million equity commitment, to Princeton during the year ended December 31, 2002. Through April 2002, the Company has funded $1.8 million of its total $3.75 million commitment in exchange for a convertible promissory note. The convertible promissory note bears an annual interest rate of 12% and matures in April 2003. Assuming the completion of the above noted $8.5 million equity financing and conversion of the convertible promissory note, the Company’s ownership of the outstanding and fully diluted stock of Princeton would be approximately 55.0% and 49.6%, respectively.